AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MARCH 12, 2018

HYLETE, Inc.

564 Stevens Avenue, Solana Beach, CA 92075

858-225-8998

www.hylete.com

UP TO $5,000,000 PRINCIPAL AMOUNT OF CLASS A BONDS

PRICE: $1,000 PER BOND MINIMUM INVESTMENT: $5,000

SEE “SECURITIES BEING OFFERED” AT PAGE 15

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer**
Per bond	$1,000	$10.00	$990
Total Maximum	$5,000,000	$50,000	$4,950,000

* We have engaged WealthForge Securities, LLC (“WealthForge”) to provide execution and other services relating to this offering. WealthForge may enter into selling agreements with broker-dealers who are members of FINRA (“selling group members”) to sell bonds in this offering.  WealthForge will receive selling commissions in an amount up to an additional 1% of the purchase price of the bonds it sells, which it will re-allow to the selling group members. If selling group members identify all investors in the offering and the maximum amount of bonds are sold, the maximum amount we would pay WealthForge is $100,000.

** Does not include expenses of the offering, including costs of blue sky compliance and the cost of technology to facilitate the offering. The company has also agreed to pay WealthForge a basic engagement fee of $15,000. The company estimates that it will pay cash fees of up to $115,350 to WealthForge. See “Plan of Distribution” for further information and details regarding compensation payable to WealthForge in connection with this offering.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Securities and Exchange Commission (the “Commission”) qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. The company has engaged Atlantic Capital Bank as escrow agent to hold any funds that are tendered by investors, and may hold one or more closings on a rolling basis at which the company receives the funds from the escrow agent and issues bonds to investors. Because there is no minimum target, the company may close on any amounts invested, even if those amounts are insufficient for the intended use of proceeds, or do not cover the costs of this offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on _____, 2018.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “HYLETE,” “we,” “us” or “the company” refers to HYLETE, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Overview

HYLETE, Inc. is engaged in the design, development, manufacturing and distribution of premium performance apparel, footwear, and gear. We are a community-driven brand focused on people living a fitness-based lifestyle, and we constantly strive to push the limits of what we can do to strengthen and support the fitness community. Our products are sold direct to consumers through our website (www.hylete.com).

Our Products

Our apparel products include a full line of apparel and accessories for men and women, including items such as shorts, pants, tops and jackets designed for functional fitness and other athletic pursuits. We also produce gear that includes a growing bag and backpack line, socks and other accessories. We began shipping footwear in February 2018. Our product team designs products with proprietary fabrics and/or innovative features that we believe differentiate us from our competition.

We utilize a community-based approach to building awareness of our brand. We currently have over 10,000 passionate ambassadors and a strong social media presence. We also work with charities and other strategic partners to support the community and acquire new customers.

The Offering

Securities offered:	Maximum of 5,000 Class A Bonds

Securities outstanding before the
Offering (as of December 31, 2017):

Class A Common Stock (1)	7,824,600 shares
Class B Common Stock	1,297,042 shares

Series A-2 Preferred Stock	4,721,500 shares
Series A-1 Preferred Stock	5,970,300 shares
Series A Preferred Stock	1,712,200 shares

Use of proceeds:	The net proceeds of the offering will be used for

1.	Inventory, with a focus on footwear production
2.	Purchase Order Deposits for Inventory
3.	Tooling and other upfront costs associated with the production of inventory, with a focus on footwear
4.	General working capital

Regulation A equity offering:	The company is conducting an offering of its Class B Common Stock in reliance on Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) in which it seeks to raise up to $6,250,000 (the “Regulation A equity offering”). The company plans to use the net proceeds of the Regulation A equity offering for general working capital, product development and marketing. If total gross proceeds from that offering exceed $2,000,000, the company will also use a portion of the net proceeds of the Regulation A equity offering to repay its existing debt.

(1) Does not include shares issuable upon the exercise of options issued under the 2015 Equity Incentive Plan, shares allocated for issuance pursuant to the plan or outstanding warrants.

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Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	The company has a history of losses, and may not achieve or maintain profitability in the future.

•	Our success depends on our ability to uphold the reputation of our brand, which will depend on the effectiveness of our marketing, our product quality, and our customer experience.

•	We rely upon our suppliers to produce our products consistently, on time and with the highest level of quality.

•	Uncertainty with respect to the US trade policy may reduce our manufacturing choices and add to our expenses.

•	We rely upon information systems to operate our website, process transactions, and communicate with customers.

•	Our success depends on our ability to design and manufacture products that appeal to our customers.

•	We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can.

•	New competitors may enter the market.

•	The application to register our original logo as a trademark has been subject to legal proceedings

•	We rely on third parties to provide services essential to the success of our business.

•	An economic downturn in our key markets may adversely affect consumer discretionary spending and demand for our products.

•	Our failure or inability to protect our intellectual property rights or against any claims that infringe on the rights of others could diminish the value of our brand and weaken our competitive position.

•	Our trademarks may conflict with the rights of others and we may be prevented from selling some of our products.

•	Our future success is dependent on the continued service of our senior management.

•	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

•	All of our assets are pledged as collateral to a lender.

•	Projected financial data is included in this Offering Circular; projections are frequently inaccurate.

•	Holders of the bonds are exposed to the credit risk of the company.

•	There has been no public market for the bonds, and none is expected to develop.

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RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The company has a history of losses, and may not achieve or maintain profitability in the future. The company has operated at a loss since inception and historically raised additional capital and borrowed funds to meet its growth needs. We expect to make significant future investments in order to develop and expand our business, which we believe will result in additional marketing and general and administrative expenses that will require increased sales to recover these additional costs. While net sales have grown in recent periods, this growth may not be sustainable or sufficient to cover the costs required to successfully compete.

Our success depends on our ability to uphold the reputation of our brand, which will depend on the effectiveness of our marketing, our product quality, and our customer experience. Any harm to our brand could have a material adverse effect on our company.

We rely upon our suppliers to produce our products consistently, on time and with the highest level of quality. Many of our products are only available from one supplier and several of our suppliers are based outside the United States. The operations of our suppliers can be subject to additional risks beyond our control, including shipping delays, labor disputes, trade restrictions or any other change in local conditions. Moreover, it is possible that we will experience defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. Any disruption in our supply chain could have a material adverse effect on our business.

Uncertainty with respect to US trade policy may reduce our manufacturing choices and add to our expenses. Most of the suppliers of raw materials and/or manufacturers of our products are not in the United States. The current US President indicated a desire to re-negotiate trade deals and potentially impose tariffs on foreign countries, including China. We may incur additional expenses if we are forced to base our manufacturing in the United States.

We rely upon information systems to operate our website, process transactions, and communicate with customers. The company’s operational equipment and security systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to loss, misuse, or theft of data or could disrupt our business and reduce our sales.

Our success depends on our ability to design and manufacture products that appeal to our customers. It is possible that future new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can. In addition to competing with other direct-to-consumer apparel companies, we face competition from a range of retailers, many of which have greater financial resources than we do.

Competition may result in pricing pressure, reduced profit margins or a reduction in market share, any of which could substantially harm our business and results of operations.

New competitors may enter the market. We operate in an established market space that regularly sees the entrance of new competitors. New competitors may copy our business model and provide an expanded range of products at a lower cost, targeting the same customer base, which may force us to cut prices and decrease our margins.

The application to register our original icon logo as a trademark has been subject to legal proceedings. The Trademark Trial and Appeal Board ("TTAB") has determined that our original icon logo could potentially cause confusion in the marketplace with another mark, and as a result has determined that the U.S. Patent and Trademark Office ("USPTO") should reject registration of our logo.  We filed an appeal to the TTAB decision with the Federal Circuit Court of Appeals, which granted our motion. On February 20th, 2018, we filed our principle brief with the Federal Circuit Court of Appeals. The opposing party filed a civil action against the company in the U.S. District Court for the District of Connecticut, alleging, among other matters, federal trademark infringement and unfair competition under state law. The company has filed a motion to dismiss the action on the grounds that the statute of limitations has lapsed, or, in the alternative, to move the action to federal district court in California. These legal proceedings could be time-consuming and expensive to defend and the time we spend addressing these issues will take away from the time we can spend executing our business strategy. As a result, even if we win any challenges, the company and your investment may be significantly and adversely affected by the process. We carry insurance to cover certain litigation costs; however, we cannot assure you that it will cover any or all of our litigation costs.

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We rely on third parties to provide services essential to the success of our business. Our third party partners provide a variety of essential business functions, including warehousing and distribution, website hosting and design, and many others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the company.

An economic downturn in our key markets may adversely affect consumer discretionary spending and demand for our products. Factors affecting the level of consumer spending include general economic conditions, consumer confidence in future economic conditions, the availability of consumer credit, levels of unemployment, and tax rates, among others. Poor economic conditions may lead consumers to delay or reduce purchases of our products, which could have a material adverse effect on our financial condition.

Our failure or inability to protect our intellectual property rights or against any claims that infringe on the rights of others could diminish the value of our brand and weaken our competitive position. Our future success depends significantly on our ability to protect our current and future brands and products, and to defend our intellectual property rights. We continue to take steps to protect and maintain our intellectual property rights, however we cannot be sure that these steps will be adequate. There is also a risk that, by the company’s omission, if the company fails to timely renew or protect a trademark, the trademark could be lost. If we fail to procure, protect or maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

Our trademarks may conflict with the rights of others and we may be prevented from selling some of our products. We have applied for and obtained several United States and foreign trademark registrations, and will continue to evaluate the registration of additional trademarks as appropriate. However, we cannot assure you that trademark registrations will be issued with respect to any of the trademark applications. Additionally, third parties may assert intellectual property claims against us, particularly as we expand our business.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. Any of these events could harm our business and cause our results, liquidity and financial condition to suffer.

Our future success is dependent on the continued service of our senior management. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. The experience, technical skills and commercial relationships of the personnel of the company provide us with a competitive advantage. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of members of our senior management team.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock. Furthermore, if the company raises debt, the new debt could be senior to the bonds, be secured by assets of the company or the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

All of our assets are pledged as collateral to a lender. Our credit facility contains covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur certain additional indebtedness;
•	pay dividends on, repurchase or make distributions in respect our capital stock;
•	engage in certain transactions with affiliates;
•	raise compensation and benefits above certain prescribed thresholds;
•	grant liens; and
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

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A breach of any of these covenants could result in a default under the credit facility and permit the lender to cease making loans to us. Upon the occurrence of an event of default under this agreement, the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. We have pledged all of our assets as collateral under our credit facility. If the lender accelerates the repayment of borrowings, we may not have sufficient assets to repay them and we could experience a material adverse effect on our financial condition and results of operations.

Projected financial data is included in this Offering Circular; projections are frequently inaccurate. We include projected financial data in “Management's Discussion and Analysis of Financial Condition and Results of Operations – Revenue Projections.” Those projected results will only be achieved if the assumptions they are based on are correct. There are many reasons why the assumptions could be inaccurate, including customer acceptance of our products, competition, general economic conditions and our own inability to execute our plans. Potential investors should take the assumptions in consideration when reading those projections, and consider whether they think they are reasonable.

Holders of bonds are exposed to the credit risk of the company. The bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the bonds, you will have an unsecured claim against us. The bonds are therefore subject to non-payment by the company in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of our senior creditors and our secured creditors to the extent of the value of their security.

There has been no public market for the bonds, and none is expected to develop. The bonds are newly issued securities. Although under Regulation A the securities are not restricted, the bonds are still highly illiquid securities. No public market has developed nor is expected to develop for the bonds, and we do not intend to list them on a national securities exchange or interdealer quotation system. You should be prepared to hold your bonds through their maturity dates as the bonds are expected to be highly illiquid investments.

5

USE OF PROCEEDS

The net proceeds of a fully subscribed offering, after deducting total offering expenses, will be approximately $4,405,000. We plan to use the net proceeds for purchase order deposits, inventory, tooling, and general working capital.

For example, if the offering size is equal to or less than $1,250,000, representing 25% of the maximum offering amount, then we estimate that the net proceeds to the issuer would be approximately $1,101,250, which would be allocated to purchases of inventory, with a focus on footwear production.

If the offering raises $2,500,000, representing 50% of the maximum offering amount, we estimate that the net proceeds would be approximately $2,202,500. We plan to allocate the net proceeds to purchases of inventory, with a focus on footwear production and purchase order deposits.

If the offering raises $3,750,000, representing 75% of the maximum offering amount, we estimate that the net proceeds would be approximately $3,303,750. We plan to allocate the net proceeds to purchases of inventory, with a focus on footwear production and purchase order deposits, and tooling and other upfront costs associated with the production of inventory, with a focus on footwear.

Because the offering is a “best efforts” offering without a minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

As discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources,” the company is conducting an offering of its Class B Common Stock pursuant to Regulation A under the Securities Act, in which it seeks to raise up to $6,250,000. The company plans to use the net proceeds of the Regulation A equity offering for general working capital, product development and marketing. If total gross proceeds from that offering exceed $2,000,000, the company will also use a portion of the net proceeds of the Regulation A equity offering to repay its existing debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Indebtedness.”

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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THE COMPANY’S BUSINESS

Overview

HYLETE, Inc. is engaged in the design, development, manufacturing and distribution of premium performance apparel and gear. We are a community-driven brand focused on people living a fitness-based lifestyle, and we constantly strive to push the limits of what we can do to strengthen and support the fitness community. We are a California corporation, formed on January 13, 2015, and our address is 560 Stevens Avenue, Solana Beach, CA 92075. Our website is www.hylete.com. The company was initially founded in 2012 as a limited liability company.

Products

Our apparel products include a full line of apparel and accessories for men and women, including items such as shorts, pants, tops and jackets designed for functional fitness and other athletic pursuits. We also produce gear that includes a growing bag and backpack line, socks and other accessories. We began shipping footwear in February 2018. Our product team designs products with proprietary fabrics and/or innovative features that we believe differentiate us from our competition.

We utilize a community-based approach to building awareness of our brand. We currently have over 10,000 passionate ambassadors and a strong social media presence. We also work with charities and other strategic partners to support the community and acquire new customers.

Our best selling product category is men’s shorts, which represents about 30% of our total revenue. Other top selling categories include graphic tees (15-20%), performance tops (10-15%), bags and backpacks (8-10%), pants (10-12%) and jackets (3-5%).

Design Process

Our product team designs products with proprietary fabrics and innovative features that we believe differentiate us from the competition. Our products are designed at our headquarters in Solana Beach, California. We use both employees and outside consultants in our initial design process. After the initial design is complete, we work with our suppliers to develop samples, and often cycle through multiple iterations of samples to ensure that the product is manufactured to specifications and meets our high quality expectations. Once we have an acceptable sample, we place an order with the supplier. Depending on the type of product, where it is manufactured, and how it is shipped, the production timeline can take anywhere from 6 weeks to several months before the final product is delivered to the warehouse and made available for sale.

Suppliers

We source our products from suppliers located in the United States, Canada, Mexico and various countries in the Asia Pacific region. Some of our supplier relationships have existed since the company was first founded, and our three largest suppliers currently account for an estimated 50% of our total cost of goods sold. However, as we continue to expand our offering with new styles, fabrics, and product categories, we will also continue to diversify our supplier base. We do not have any contracts with our suppliers and rely instead on purchase orders.

Shipping

Our products are shipped from our suppliers to our third party logistics partner (“3PL”), which handles our warehousing, fulfillment, outbound shipping and returns processing. By outsourcing our logistics operations, we are able to focus on our core business, lower our capital commitment to fixed assets, maintain a variable cost structure, and save money with lower shipping rates. Our 3PL is located in Los Angeles County, California.

Marketing

We utilize a community-based approach to building awareness of our brand. We currently have over 10,000 passionate ambassadors and a strong social media presence. We also work with charities and other strategic partners to support the community and acquire new customers. Our products are sold direct to consumer through our website (www.hylete.com). Approximately 10% of our revenue is derived from other channels, such as third-party e-commerce sites and distributors.

We use a broad set of tools to help us acquire and retain customers. They include, but are not limited to, digital advertising through social media, influencer marketing, direct mail, strategic partnerships and referral programs. We track and utilize key metrics such as customer acquisition cost, lifetime value per customer, cost per impression, cost per click, and others.

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HYLETE Project

In response to requests received from members of the HYLETE community for new products and features for existing products, we launched HYLETE Project in 2016. We share items that we are developing with our community at www.hylete.com/project to solicit feedback and funding. Customers receive a discount on the proposed retail price of the item under development when they back a new product by paying the proposed discounted price. If we receive sufficient orders to produce the item, we produce it and ship to customers. If there is insufficient demand, we issue refunds to customers. We have launched over 30 different new product styles on HYLETE Project and only 3 styles did not go into production. The initiative has helped us to gain insight into the most preferred colors, thereby enabling us to better manage our inventory.

Market

Consumers in the U.S. spend $97 billion each year on athletic apparel and footwear, $28 billion on gym memberships, and $5 billion on gym equipment. Adding those together, we believe our total available market exceeds $130 billion per year.

E-commerce has far outpaced retail growth in the United States, with online sales expected to exceed $500 billion in the next five years, increasing by an average rate of over 9% per year.

As a digitally native brand selling fitness based products, we exist at the intersection of these two market trends. Our target market includes men and women of all ages who live a fitness-based lifestyle, and who are comfortable with purchasing apparel online. Our research shows that our average customer is age 25 to 44, upper income, married with children, owns a home, and is most interested in fitness, running and nutrition.

Competition

We compete with other major athletic apparel brands such as Nike and Lululemon. Since we sell our products almost exclusively on www.hylete.com, we have no retail channel conflict and are able to offer our customers high quality apparel for lower prices than our competing brands. Our value proposition, combined with our strong brand appeal and community-based marketing approach, are our primary competitive advantages over the large, multichannel athletic brands.

Employees

Currently, we have 17 full-time employees and 2 part-time employees working primarily out of our headquarters in Solana Beach, California.

Intellectual Property

We currently hold a trademark on the name HYLETE in the United States, Canada and in the other countries where our products will be either sold or manufactured. We also hold a patent on our waist tightening system and have two patents pending. Our trademark application for our original HYLETE icon has been opposed. See the section below titled “Litigation.” We have submitted a trademark application for our current HYLETE icon. We still have some legacy products that carry the original logo, which we continue to sell.

Litigation

We may from time to time become subject to litigation. In response to a motion in opposition to our request to register our original icon logo, the TTAB determined that our original icon logo could potentially cause confusion in the marketplace with another mark, and as a result determined that the USPTO should reject registration of our original logo. We filed an appeal to the TTAB decision with the Federal Circuit Court of Appeals, which granted our motion. On February 20th, 2018, we filed our principle brief with the Federal Circuit Court of Appeals. The opposing party has filed a civil action against the company in the U.S. District Court for the District of Connecticut, alleging, among other matters, federal trademark infringement and unfair competition under state law. The company has filed a motion to dismiss the action on the grounds that the statute of limitations has lapsed, or, in the alternative, to move the action to federal district court in California. These legal proceedings could be time-consuming and expensive to defend. We carry insurance to cover certain litigation costs; however, we cannot assure you that it will cover any or all of our litigation costs.

THE COMPANY’S PROPERTY

HYLETE currently leases its premises and owns no significant plant or equipment. The company’s nearly 4,300 square foot facility in Solana Beach, California serves as its headquarters.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2015 and December 31, 2016 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

The company is engaged in the design, development, manufacturing and distribution of premium performance apparel and gear. It primarily distributes its products via its website, www.hylete.com, and through third-party e-commerce retailers (“marketplace channel”) and other businesses that order in bulk (“B2B channel”). Prior to 2016, the company also sold its products at physical events such as CrossFit competitions, obstacle course races and other smaller regional events.

The company’s net sales consist of sales revenues, net of discounts, and shipping revenues, offset by sales returns and allowances. The company recognizes shipping and handling billed to customers as a component of net sales and the cost of shipping and handling as a component of operating expenses. Operating expenses largely consist of general and administrative expenses, which include compensation costs, selling and marketing expenses and shipping and distribution costs.

Results of operations

Year ended December 31, 2016 Compared to Year ended December 31, 2015

Net sales for fiscal year 2016 were $6,924,728, an increase of 20.8%, from net sales of $5,732,608 in fiscal year 2015. The increase was due to both new customer growth and an increase in repeat purchase rates from existing customers on www.hylete.com. The company expanded its product offering in 2016, offering many new styles of men’s and women’s apparel and bags, and increased its advertising spending significantly, both of which helped fuel revenue growth. Online sales represented the company’s largest growth channel, increasing by 36% from 2015 to 2016. The marketplace channel grew 3% in 2016, as the company elected not to add any major new third-party e-commerce retailers. The B2B channel decreased by 30% in 2016 due entirely to one large wholesale order in January 2015 with a new partner that did not place a similar order in 2016. Excluding this order, the B2B channel was flat from 2015 to 2016. Lastly, the company generated $260,868 in sales in 2015 from event marketing. The company stopped selling product at events in January 2016.

Cost of sales for fiscal year 2016 were $3,255,597, an increase of $553,844, or 20.5%, from cost of sales of $2,701,753 in fiscal year 2015. Cost of sales grew in line with overall sales growth, and as result the gross profit percentage remained relatively consistent. Gross profit increased from $3,030,855 in fiscal year 2015 to $3,669,131 in fiscal year 2016; gross profit margin was 53.0%, compared to 52.9% in 2015.

Advertising expenses grew from $186,286 in 2015 to $671,500 in 2016, but were offset by a decrease in event marketing and product seeding, both of which were tied to the company discontinuing its event strategy in 2016. From 2014 through early 2016, the company focused significant marketing efforts on CrossFit events, obstacle course races and other event marketing initiatives. Our event strategy helped us to establish brand exposure and credibility. However, the expenses associated with this strategy, which included staff, travel, and event fees, among others, resulted in a cost per customer acquisition that was much higher than alternative marketing channels. In early 2016, our management team made the decision to stop attending physical events. As a result, we were able to increase our online advertising spend from 3.2% to 9.7%, while still lowering our overall selling and marketing percentage from 34.9% to 29.3% of net sales. We continue to track our marketing spend closely, and use benchmark e-commerce metrics such as cost per acquisition, lifetime value per customer and others to drive allocation of our marketing resources.

We began looking for a new third party logistics partner in early 2015 to help improve our customer service and lower our shipping and distribution costs. We ultimately made a change in August of 2015, and as a result, our shipping and distribution costs decreased from 20.0% to 16.0% of net sales in 2016. Our general and administrative expenses decreased from 30.9% to 27.0% of net sales in 2016, due largely to a decrease in payroll expenses from our decision to end the event marketing program.

Interest expense increased from $48,270 in fiscal year 2015 to $584,818 in fiscal year 2016 as the company increased its indebtedness. See “—Liquidity and Capital Resources” below.

As a result of the foregoing the company incurred a net loss of $2,093,801 in 2016, compared to a net loss of $1,932,222 in 2015.

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The company improved its inventory turnover ratio in 2016, and as a result cash flow from operating activities improved from a loss of $2,726,305 in 2015 to a loss of $1,216,368 in 2016. The company closed fiscal year 2016 with over $3.0 million in current assets versus only $1.1 million in current liabilities.

Six months ended June 30, 2017 Compared to Six Months ended June 30, 2016

Net sales for the six months ended June 30, 2017 were $3,965,211, an increase of $942,784, or 31.2%, from net sales of $3,022,427 in the same period in 2016. Online sales represented the company’s largest growth channel, increasing by 39% in the 2017 interim period. The marketplace channel decreased by 22% and the B2B channel increased by 3% in the 2017 interim period.

Cost of sales for the first six months of 2017 were $1,845,265, an increase of $383,375, or 26.2%, from cost of sales of $1,461,890 in the first six months of 2016. Gross profit increased from $1,560,536 in the first six months of 2016 to $2,119,946 in the first six months of 2017; gross profit margin was 53.5% in 2017, compared to 51.6% in 2016.

Selling and marketing expenses grew to $1,222,047 at June 30, 2017 from $934,234 at the same date in 2016, representing a relatively consistent percentage of sales. We continue to track our marketing spend closely, and use benchmark e-commerce metrics such as cost per acquisition, lifetime value per customer and others to drive allocation of our marketing resources.

Our shipping and distribution costs in the first six months of 2017 were $575,467, compared to $505,906 in the first six months of 2016. As a percentage of sales, our shipping and distribution costs decreased from 16.7% to 14.5% due to better shipping rates and higher average order values. Our general and administrative expenses increased from 28.7% to 29.8% of net sales in the first half of 2017, due to higher payroll costs from new hires in late 2016 and early 2017.

Interest expense increased from $118,687 in the first six months of 2016 to $395,591 in the first six months of 2017 as the company increased its indebtedness. See “—Liquidity and Capital Resources” below.

As a result of the foregoing the company incurred a net loss of $1,253,338 in the first six months of 2017, compared to a net loss of $864,753 in the same period of 2016.

Cash flow from operating activities decreased from $94,222 in the first six months of 2016 to a loss of $407,622 in the same period in 2017. This was due to a decrease in accounts payable due to a change in supplier mix since many of our newer suppliers require upfront deposits.

Liquidity and Capital Resources

As of June 30, 2017, the company’s cash on hand was $1,105,593. The company is generating operating losses and requires the continued infusion of new capital to continue business operations. The company plans to continue to try to raise additional capital through crowdfunding offerings, equity or debt issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Issuances of Equity and Convertible Notes

Since inception, the company has funded operations through the issuance of equity securities and convertible notes. Between 2013 and 2016, the company issued convertible promissory notes and inventory financing notes for total proceeds of $1,400,000. The principal and accrued interest on these notes were converted into shares of Series A, Series A-1 and Series A-2 Preferred Stock.

In 2014 and 2015, the company issued $1,500,000 in Series A-1 Preferred Stock and $1,500,000 in Series A-2 Preferred Stock, respectively, to accredited investors. In May 2017, the company completed an offering under Regulation Crowdfunding of 1,000,000 shares of its Class B Common Stock for gross proceeds of $1,000,000.

On October 20, 2017, the company launched the Regulation A equity offering, under which it is offering up to 5 million shares of its Class B Common Stock at a price of $1.25 per share, representing a pre-money valuation of $33.0 million. The company plans to use the net proceeds of the Regulation A equity offering for general working capital, product development and marketing. If the company raises more than $2 million in that offering, it will use a portion of the net proceeds to repay its existing debt. See “Use of Proceeds” and “—Indebtedness” below. At December 31, 2017, the company has raised $371,303 in the Regulation A equity offering.

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Indebtedness

In 2016, the company entered into a senior debt facility with Black Oak Capital Management in the principal amount of $3.15 million. The note bears interest at 12.5% per year, paid monthly in arrears, with the balance due at maturity on July 30, 2019. It is secured by all of the company’s assets. In connection with the senior debt facility, the company issued a warrant for the purchase of 1,249,500 shares of its Series A-2 Preferred Stock. In July 2017, the company amended the facility to increase the available principal amount by $1 million to $4.15 million. The interest rate, warrant coverage and all other key terms remain the same. However, the company has agreed that in the event the company receives gross proceeds in excess of $2 million in the Regulation A equity offering, it will be required to use 33% of the proceeds in excess of that amount to repay a portion of the loans. See “Use of Proceeds” and “--Issuances of Equity and Convertible Notes” above.

The company also has an outstanding note to a party related to one of its directors, Kevin Park, in the principal amount of $200,000. The note bears cash interest at 1.5% per month, paid monthly, with the balance due and payable on December 31, 2017.

The company currently has no material commitments for capital expenditures.

Trend Information

Several factors have contributed to our increase in customer acquisition, including higher online advertising spend, new print marketing collateral such as catalogs, and the creation of a new points based referral program. Our repeat purchase rates have increased due to improved email segmentation and overall email marketing execution, as well as an expanded product offering, including new fabrics, styles and categories. Our continued investment in marketing and product will be critical factors in the future revenue growth of our company.

Revenue Projections

2017 was a solid year and we continued to stay on our pace to complete the year at the $10.0 million revenue mark. A big part of our growth was favorable adoption of our new lifestyle products for men, as well as the success of our latest performance products for women. Our first crowdfunding in early 2017 was significant, as this was the first time that everyday people (not just accredited investors) were able to invest in HYLETE. Over 90% of our investors in that offering were current HYLETE customers. The pre-money valuation of that round was $25.0 million. See “Liquidity and Capital Resources -- Issuances of Equity and Convertible Notes.”

The early success of pre-orders of our footwear category has given us confidence that this category will not only have an impact in 2018, but also be a category that can become a substantial portion of our revenue base. We received over 2,700 pre-orders for our cross-training shoe and began shipping footwear in February 2018. This upcoming year will also present the opportunity for two new revenue streams.

The success of 2018 is also dependent upon raising a aggregate total of $6 million of new financing via a combination of the Regulation A equity offering and this offering.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below. The executive officers are full-time employees.

Name	Position	Age	Date Appointed to Current Position
Executive Officers
Ronald Wilson	Co-founder, CEO	49	Appointed to indefinite term of office March 26, 2012
Matthew Paulson	Co-founder	40	Appointed to indefinite term of office March 26, 2012
Directors
Ronald Wilson	CEO Director	49	Appointed to indefinite term March 26, 2012
Matthew Paulson	Common Director	40	Appointed to indefinite term March 26, 2012
James Caccavo	Series A Preferred Director	55	Appointed to indefinite term December 10, 2013
Kevin Park	Preferred Director	39	Appointed to indefinite term February 10, 2014
Darren Yager	Independent Director	51	Appointed to indefinite term January 15, 2018
Board Advisor
Courtney Reum	Board Advisor	39	Appointed to indefinite term January 15, 2018

Ron Wilson, Co-founder, CEO and Director

Ron co-founded the company and has been CEO since 2012. He was also the founder of Jaco Clothing, Kelysus, and 180s, which grew to over $50 million in sales and achieved a ranking of #9 on Inc. Magazine’s 500 fastest growing companies. Ron is a former Ernst & Young Entrepreneur of the Year National Finalist and a Sports & Fitness Industry Association “Top 25 Leaders in Sporting Goods”. He holds a BS in Industrial and Systems Engineering from Virginia Tech and an MBA from The Wharton School.

Matt Paulson, Co-founder, Director

Matt co-founded the company with Ron in 2012 and is responsible for sales and business development. Earlier in his career, he also cofounded Xtreme Sponge, a cleaning supply company. Prior to HYLETE, Matt worked as the Director of Sales and Marketing for Jaco Clothing. He holds a BS from the Marriott School of Management, Brigham Young University, and an MBA from San Diego State University.

James Caccavo, Director

Jim has served as Managing Partner for Steelpoint Capital Partners, a San Diego based private equity firm, since 2003. He currently serves on the Board of Directors at SKLZ (2013-present), Greatcall (2007-present) and HookIt (2008-present).

Kevin Park, Director

Kevin has served as CFO/COO of Perverse Sunglasses since 2015, CEO for SimplePitch Ventures since 2011, and Advisor at TBG Equity since 2012.

Darren Yager, Director

Darren is COO of Express Locations, LLC, a premium retailer for T-Mobile USA that he co-founded in 2005. Prior to Express Locations, Darren was Executive Director of Sales for Western Wireless.

Courtney Reum, Board Advisor

Courtney was the co-founder and CEO of VeeV Spirits from 2007-2016, and co-founded M13 Partners, a diversified holding and branding development company, in 2016. He currently serves on the Board of Directors at KeVita (2010-present) and Force of Nature by Laird Hamilton (2014-present).

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Election of Board of Directors: The company’s Third Amended and Restated Articles of Incorporation (the “Restated Articles”) establish a Board of Directors of five members.

•	The holders of the Series A Preferred Stock, voting as a separate series and separate class, are entitled to elect one member, and remove that Series A Preferred Director and fill any vacancy caused by the resignation, death or removal of the Series A Preferred Director. James Caccavo is the Series A Preferred Director.
•	The holders of Preferred Stock, voting as a separate class, are entitled to elect one member, and remove that Preferred Director and fill any vacancy caused by the resignation, death or removal of the Preferred Director. Kevin Park is the Preferred Director.
•	The holders of Class A Common Stock, voting as a separate class, are entitled to elect one member, and remove that Common Director and fill any vacancy caused by the resignation, death or removal of the Common Director. Matt Paulson is the Common Director.
•	The holders of the Preferred Stock and Class A Common Stock, voting together as a single class, are entitled to elect one member of the Board of Directors, who is the Chief Executive Officer of the company. Removal of the CEO Director and any vacancy of the CEO Director position can only be made by the unanimous approval of the Series A Preferred Director, the Preferred Director and the Common Director, unless otherwise prohibited by law. Ron Wilson is the CEO Director.
•	The holders of the Preferred Stock and Class A Common Stock, voting together as a single class, are entitled to elect one member of the Board of Directors, who is not an officer or employee of the company. Removal of that Independent Director and any vacancy of the Independent Director position can only made by the majority approval of the Series A Preferred Director, the Preferred Director, the Common Director and the CEO Director, unless otherwise prohibited by law. Darren Yager is the Independent Director.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2016, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation	Other compensation	Total compensation
Ronald Wilson	CEO	$152,600	$18,700	$171,300
Garrett Potter (1)	CFO	$148,500	$15,900	$164,400
Matthew Paulson	Co-Founder	$102,100	$12,600	$114,700
(1)	Garrett Potter left the company on December 8, 2017

Other than cash compensation, health benefits and stock options, no other compensation was provided to the executive officers. For the fiscal year ended December 31, 2016, the 3 non-executive directors were deemed to have received compensation when previously issued stock options, worth less than $2,000, vested.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 31, 2017, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The table assumes that all options and warrants have vested. The company’s voting securities include all shares of Class A Common Stock and all shares of Preferred Stock.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Ron Wilson 930 Via Mil Cumbres, Unit 139 Solana Beach, CA 92075	Class A Common Stock	4,019,800	125,300	51.37%
Matt Paulson 95 South 280 East Orem, Utah 84058	Class A Common Stock	3,000,200	94,500	38.34%
All current officers and directors as a group (5 people)	Class A Common Stock	7,149,830	1,919,400	91.38%
James Caccavo 2081 Faraday Avenue Carlsbad, CA 92008	Preferred Stock	3,067,400(1)	N/A	24.73%
Steelpoint 2081 Faraday Avenue Carlsbad, CA 92008	Preferred Stock	3,067,400	N/A	24.73%
CircleUp Growth Capital Fund I, LLP 30 Maiden Lane, Floor 6 San Francisco, CA 94108	Preferred Stock	1,466,500	N/A	11.82%
All current officers and directors as a group (5 people)	Preferred Stock	3,977,400	N/A	32.07%

(1)	All shares are owned by Steelpoint Co-Investment Fund (“Steelpoint”), a fund over which Mr. Caccavo exercises voting control.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has an outstanding bridge note extended to it by a party related to one of its directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources  - Indebtedness." The company’s executive officers and directors, together with other shareholders, are parties to an Investor Rights Agreement, a Voting Agreement and a Right of First Refusal and Co-Sale Agreement. The terms of these agreements are set forth in “Description of Capital Stock – Preferred Stock – Preemptive Rights; Registration Rights,” “Description of Capital Stock – Voting Agreement,” and “Description of Capital Stock -- Right of First Refusal and Co-Sale Agreement.”

SECURITIES BEING OFFERED

Following is a summary of the terms of the Class A Bonds.

General

We may offer Class A Bonds, with a total value of up to $5 million. The Class A Bonds will:

•	be priced at $1,000 each;
•	represent a full and unconditional obligation of the Company;
•	bear interest at 1% per month, or 12% per annum;
•	have a term of three years; and
•	will not be callable, redeemable, or prepayable by the company;

Ranking

The Class A Bonds will be our general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Class A Bonds by their terms. The Class A Bonds will be fully subordinate to current debt holders of the company, including Black Oak Capital Management and Bypass Trust Share of Chung Family Trust, as well as any other financing lenders that in the future may require a senior secured debt position. The company may place any debt holder in a senior secured position as it may determine, in its sole discretion, is in the best interests of the company.

Form

We will not issue Class A Bonds in physical or paper form. Instead, our Class A Bonds will be recorded and maintained on our bondholder register maintained by our transfer agent.

Conversion or Exchange Rights

We do not expect the Class A Bonds to be convertible or exchangeable into any other securities.

Events of Default

The following will be events of default under the Class A Bonds:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal when due at maturity and payment is not made within 90 days and the time for payment has not been extended or deferred; and
•	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

The occurrence of an event of default of Class A Bonds may constitute an event of default under any bank or other credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Governing Law

Class A Bonds will be governed and construed in accordance with the laws of the State of California.

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No Personal Liability of Directors, Officers, Employees and Stockholders.

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Class A Bonds.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of HYLETE’s Restated Articles and bylaws, copies of which have been filed as exhibits incorporated by reference into the Offering Statement of which this Offering Circular is a part. For a complete description of HYLETE’s capital stock, you should refer to the Restated Articles and bylaws of the company and to the applicable provisions of California law.

The authorized capital stock of the company consists of two classes designated, respectively, Common Stock and Preferred Stock. The Common Stock consists of two series, Class A Common Stock and Class B Common Stock. The Preferred Stock consists of three series, Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock. As of December 31, 2017, the total number of authorized shares of Common Stock of HYLETE is 36,000,000, the total number of authorized shares of Preferred Stock is 13,653,500 and total number of shares subject to awards under the 2015 Equity Incentive Plan is 1,746,500.

As of December 31, 2017, the outstanding shares and options included:

Class	Authorized	Issued and Outstanding
Class A Common Stock	30,000,000	7,824,600
Class B Common Stock	6,000,000	1,297,042
Series A-2 Preferred Stock	6,383,620	4,721,500
Series A-1 Preferred Stock	5,970,300	5,970,300
Series A Preferred Stock	1,712,200	1,712,200
Class A Common Options	3,517,500	0
Total	50,066,120	21,525,642

The company has also issued warrants for the purchase of 1,128,400 shares of Class A Common Stock and 1,249,500 shares of Series A-2 Preferred Stock.

Common Stock

Voting Rights

Each holder of the company’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Holders of Class B Common Stock do not have voting rights, except for those required by law.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds and only following payment to holders of the company’s Preferred Stock, as detailed in the company’s Restated Articles. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

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Rights and Preferences

Holders of the Class B Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences and privileges of the holders of the Class B Common Stock are subject to and may be adversely affected by, the rights of the holders of the company’s Class A Common Stock and Preferred Stock. Certain holders of the Class A Common Stock of the company are parties to the Voting Agreement, Investor Rights Agreement and Right of First Refusal and Co-Sale Agreement, each as defined and described below.

Preferred Stock

Each series of Preferred Stock contains substantially similar rights, preferences, and privileges, except as described below.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Class A Common Stock into which such share of Preferred Stock could be converted. Fractional votes are not permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders, including the election of directors, as a single class with the holders of Class A Common Stock. Certain holders of Preferred Stock and founders of the company are parties to a voting agreement, described below under “—Voting Agreement.”

Dividend Rights

Holders of Preferred Stock, in preference to the holders of Common Stock, are entitled to receive, when and as declared by the Board of Directors, but only out of legally available funds, cash dividends at the rate of 12% of the Original Issue Price (as defined below), for each share of Preferred Stock, per year on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Except in connection with a Liquidating Event (as defined below), the right to receive dividends is cumulative. In the event dividends are paid on any share of Common Stock, the company will pay an additional dividend on all outstanding shares of Preferred Stock in an amount equal per share (on an as-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Preferred Stock are convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Class A Common Stock at the then-applicable conversion rate. At the date of this Offering Circular, the conversion rate for each series of Preferred Stock is one share of Class A Common Stock per share of Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

Additionally, each share of Preferred Stock will automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act, in which the gross proceeds to the company are at least $30,000,000, or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events such as the sale or merger of the company, as further set forth in the Restated Articles (each, a “Liquidating Event”), all holders of Preferred Stock are entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Preferred Stock will receive liquidation preference equal to an amount for each share equal to the original price per share at issuance, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) in each case plus any unpaid dividends with respect to such shares, whether or not declared by the Board of Directors. At the date of this Offering Circular, the liquidation preferences for the shares of Preferred Stock are as follows:

•	$0.5143 per share for each share of Series A-2 Preferred Stock,

•	$0.3078 per share for each share of Series A-1 Preferred Stock and

•	$0.1917 per share for each share of Series A Preferred Stock (each, the “Original Issue Price”).

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If, upon such Liquidating Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Redemption Rights

The holders of at least 75% of the then-outstanding shares of Preferred Stock, voting together on an as-converted basis, may require the company, to the extent it may lawfully do so, to redeem the Preferred Stock at any time on or after the fifth anniversary of the most recent issuance of convertible securities of the company (as further described in the Restated Articles). The company must effect such redemption by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to the Original Issue Price per share of the Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date of the Restated Articles) plus unpaid dividends with respect to such shares, whether or not declared by the Board of Directors.

Preemptive Rights; Registration Rights

The company has entered into an Investor Rights Agreement dated as of July 16, 2015 with certain investors in its Preferred Stock. Under the Investor Rights Agreement, the company grants the investors registration rights and grants “Major Investors”, defined as holders of 5% of the shares of Common Stock of the company on an as-converted basis, the right to invest up to their pro rata share on a fully diluted basis in equity financings of the company. This offering will trigger these preemptive rights; the company will seek a waiver of those rights from all investors who qualify as Major Investors.

Voting Agreement

The company has entered into a Voting Agreement, dated as of July 16, 2015 with certain investors in its Preferred Stock and the founders of the company (defined in the agreement as Ron Wilson, Matt Paulson and Garrett Potter, the “Founders”). The investors and the founders agreed to vote their shares to achieve the structure of the Board of Directors as set forth in the agreement and subsequently set forth in the Restated Articles. In the event that a party to the agreement fails to vote its shares to achieve that structure, the agreement grants a proxy to the chairman of the Board of Directors, or, in the absence of a chairman, the CEO to vote those shares as prescribed in the agreement. The agreement also grants the investors a drag-along right to sell their shares in the event that holders of at least 75% of the Common Stock on an as-converted basis approve to sell more than 50% of the outstanding voting power of the company, subject to certain terms and conditions of the Voting Agreement.

Right of First Refusal and Co-Sale Agreement

The company has entered into a Right of First Refusal and Co-Sale Agreement, dated as of July 16, 2015 and amended as of June 14, 2017, with certain investors in its Preferred Stock and the Founders. In the event that a Founder proposes in certain circumstances to transfer any shares of Common Stock owned by the Founder (“Founder Stock”), the company has a right of first refusal to purchase all or a portion of the Founder Stock on the same terms as those for the proposed transfer. In the event the company does not elect to purchase any or all of the shares of Founder Stock, each Major Investor has the right to purchase its pro rata share of the Founder Stock. In the event that the company and/or the Major Investors fail to exercise their rights of first refusal, the agreement grants the Major Investors a co-sale right to participate in the transfer of Founder Stock on the same terms and conditions available to the founders.

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PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering up to $5,000,000 in Class A Bonds on a “best efforts” basis at a price of $1,000 per bond. The minimum investment is 5 bonds, or $5,000.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s existing website, www.hylete.com, on a landing page that relates to the offering (www.invest.hylete.com).

The Company will use its existing website, blogs, other social media and its quarterly print catalog to provide notification of the offering. Persons who desire information will be directed to a landing page describing the offering and operated by the company.

In order to subscribe to purchase the bonds, a prospective investor must complete a subscription agreement and send payment by wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act.

Atlantic Capital Bank (the “Escrow Agent”) will serve as escrow agent in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Investor funds will be held in a segregated bank account at an FDIC insured bank pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving bonds; escrowed funds may be returned.

The company has engaged WealthForge, a broker-dealer registered with the Commission and a member of FINRA, to perform the following functions in connection with this offering:

•	qualify investors, including, but not limited to, conducting Know Your Customer, OFAC checks and AML compliance;
•	gather additional information or clarification from prospective investors, working as necessary with the company and/or its agents;
•	provide the company with prompt notice for subscriptions that cannot be accepted; and
•	transmit the subscription information data to eShares, Inc., the company’s transfer agent.

As compensation for the services listed above, the company has agreed to pay WealthForge a basic engagement fee of $15,000 to support the offering once the offering commences. The company has also agreed to pay WealthForge a fee of 1% of the principal amount of all bonds sold. WealthForge may enter into selling agreements with broker-dealers who are members of FINRA (“selling group members”) to sell bonds in this offering. WealthForge will receive selling commissions (the “selling commissions”) in an amount up to 1% of the purchase price of the bonds it sells, which it will re-allow to the selling group members; provided, however, that this amount will be reduced in the event a lower commission rate is negotiated by WealthForge and the commission rate will be the lower agreed upon rate. Assuming selling group members identify all investors and that all investors subscribe only for the minimum subscription amount of $5,000.00, we estimate there would be 1,000 investors in a fully subscribed offering and that total fees due to WealthForge would be $115,350. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

WealthForge is not participating as an underwriter of the offering and under no circumstance will it, as part of this offering, solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor. Rather, WealthForge’s involvement in the offering is limited to acting as an accommodating broker-dealer. WealthForge does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular. All inquiries regarding this offering or services provided by WealthForge and its affiliates should be made directly to the company.

19

The company has also engaged WealthForge to provide execution and other services in connection with the Regulation A equity offering.

eShares, Inc., doing business as Carta, will serve as transfer agent to maintain bondholder information on a book-entry basis. We will not issue bonds in physical or paper form. Instead, our bonds will be recorded and maintained on our bondholder register.

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, the company will accept tenders of funds to purchase the Class A Bonds. The company may close on investments on a “rolling” basis (so not all investors will receive their bonds on the same date). The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon Closing. Each time the company accepts funds (either transferred from the Escrow Agent or directly from the investors) is defined as a “Closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part. Upon closing, funds tendered by investors will be made available to the company for its use. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Commission qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company in its sole discretion.

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Securities Exchange Act. The escrow agent has not investigated the desirability or advisability of the investment in the bonds nor approved, endorsed or passed upon the merits of purchasing the bonds.

In order to invest you will be required to subscribe to the offering via the Company’s website and agree to the terms of the offering and the subscription agreement.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on other equity and debt offerings, including the concurrent private placement, and/or cash on hand.

20

HYLETE, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2016 AND 2015

and

HYLETE, INC.

UNAUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE PERIOD ENDED

JUNE 30, 2017

F-1

HYLETE, INC.

F-2

INDEPENDENT AUDITORS’ REPORT

To Board of Directors and Stockholders

Hylete, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Hylete, Inc. (the “Company”) which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hylete, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon

August 16, 2017

F-3

HYLETE, INC.

BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$1,175,019	$671,617
Accounts receivable	101,105	83,252
Inventory	1,523,943	2,509,364
Vendor deposits	177,304	20,932
Other current assets	56,735	101,162
Total current assets	3,034,106	3,386,327

Non-Current Assets:
Property & equipment, net	296,109	366,793
Intangible assets	99,271	186,219
Other non-current assets	11,350	11,350
Total non-current assets	406,730	564,362

TOTAL ASSETS	$3,440,836	$3,950,689

LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$477,359	$1,045,147
Accrued expenses	387,765	359,901
Line of credit	–	907,096
Bridge note, net of issuance costs	191,429	200,000
Capital lease obligations, current portion	19,689	17,879
Total current liabilities	1,076,242	2,530,023

Non-Current Liabilities:
Capital lease obligations, net of current	30,948	47,955
Convertible debt, net of issuance costs	–	882,375
Loan payable, net of issuance costs	2,376,385	–
Preferred stock warrant liability	625,191	–
Total non-current liabilities	3,032,524	930,330

Total liabilities	4,108,766	3,460,353

Commitments and contingencies (Note 16)

Preferred Stock:
Series A preferred stock, no par value, 1,712,200 total shares authorized, 1,712,200 issued and outstanding at December 31, 2016 and 2015 (liquidation preference of $446,478)	426,556	380,480
Series A-1 preferred stock, no par value, 5,970,300 total shares authorized, 5,970,300 issued and outstanding at December 31, 2016 and 2015 (liquidation preference of $2,482,102)	2,412,638	2,168,569
Series A-2 preferred stock, no par value, 5,971,000 total shares authorized, 4,721,500 and 2,916,900 issued and outstanding at December 31, 2016 and 2015, respectively (liquidation preference of $2,832,370)	2,778,510	1,608,519
Total preferred stock	5,617,704	4,157,568

Stockholders' Deficit:
Class A common stock, no par value, 30,000,000 shares authorized, 7,824,600 issued and outstanding at December 31, 2016 and 2015	116,758	116,758
Accumulated deficit	(6,402,392)	(3,783,990)
Total stockholders' deficit	(6,285,634)	(3,667,232)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$3,440,836	$3,950,689

See Accompanying Notes to Financial Statements.

F-4

HYLETE, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Net Sales	$6,924,728	$5,732,608

Cost of Sales	3,255,597	2,701,753

Gross Profit	3,669,131	3,030,855

Operating Expenses:
Selling and marketing	2,031,782	1,997,891
General and administrative	1,872,238	1,769,949
Shipping and distribution	1,107,462	1,146,967
Intangible asset impairment	166,632	–
Total Operating Expenses	5,178,114	4,914,807

Loss from Operations	(1,508,983)	(1,883,952)

Interest Expense	584,818	48,270

Net Loss	$(2,093,801)	$(1,932,222)

Basic and diluted loss per common share	$(0.27)	$(0.25)
Weighted average shares - basic and diluted	7,824,600	7,824,600

See Accompanying Notes to Financial Statements.

F-5

HYLETE, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Class B Units		Common Stock		Additional Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance as of December 31, 2014	7,824,600	$116,758	–	$–	$–	$(1,380,662)	$(1,263,904)

Net Loss	–	–	–	–	–	(1,932,222)	(1,932,222)

Conversion of Class B units into Common Stock shares	(7,824,600)	(116,758)	7,824,600	116,758	–	–	–
Dividend accretion of Preferred Stock	–	–	–	–	(15,253)	(424,667)	(439,920)
Amortization of issuance costs on Preferred Stock	–	–	–	–	–	(46,439)	(46,439)
Stock-based compensation	–	–	–	–	15,253	–	15,253

Balance as of December 31, 2015	–	–	7,824,600	116,758	–	(3,783,990)	(3,667,232)

Net Loss	–	–	–	–	–	(2,093,802)	(2,093,802)

Dividend accretion of Preferred Stock	–	–	–	–	(7,456)	(477,436)	(484,892)
Amortization of issuance costs on Preferred Stock	–	–	–	–	–	(47,164)	(47,164)
Stock-based compensation	–	–	–	–	7,456	–	7,456

Balance as of December 31, 2016	–	$–	7,824,600	$116,758	$–	$(6,402,392)	$(6,285,634)

See Accompanying Notes to Financial Statements.

F-6

HYLETE, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,093,801)	$(1,932,222)
Adjustments:
Depreciation & amortization	163,737	71,090
Stock-based compensation	7,456	15,253
Impairment of intangible assets	166,632	–
Amortization of debt discounts	178,206	–
Note receivable from officer forgiven as compensation	–	20,100
Changes in:
Accounts receivable	10,547	(37,464)
Inventory	985,421	(1,384,429)
Vendor deposits	(156,372)	70,388
Prepaid expenses	16,026	(45,313)
Other non current assets	–	(11,350)
Accounts payable	(567,787)	434,862
Accrued expenses	73,567	72,780
Net Cash Used in Operating Activities	(1,216,368)	(2,726,305)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property & equipment	(93,052)	(359,728)
Purchases of intangible assets	(79,685)	(98,710)
Net Cash Used in Investing Activities	(172,737)	(458,438)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings/(payments) on line of credit	(959,096)	907,096
Net borrowings/(payments) on convertible debt	–	882,375
Net borrowings/(payments) on bridge note	–	200,000
Net borrowings/(payments) on loan payable	2,876,799	–
Net borrowings/(payments) on capital leases	(15,196)	(12,323)
Proceeds from the issuance of Series A-2 Preferred stock	–	1,500,000
Financing costs related to bridge note	(10,000)	–
Financing costs related to Series A-2 Preferred stock issuance	–	(88,571)
Net Cash from Financing Activities	1,892,507	3,388,577

NET INCREASE IN CASH & EQUIVALENTS	503,402	203,834

CASH & CASH EQUIVALENTS, beginning of year	671,617	467,783

CASH & CASH EQUIVALENTS, end of year	$1,175,019	$671,617

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest during the year	$334,906	$48,542

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES

Conversion of debt and accrued interest to Series A-2 Preferred Stock	$928,080	$–
Issuance of Series A-2 Preferred Stock Warrant Liability	$625,191	$–
Accretion of Preferred Stock Dividends	$484,892	$439,920
Accretion of Preferred Stock Discount	$47,164	$46,439
Purchase of assets under capital leases	$–	$78,156

See Accompanying Notes to Financial Statements.

F-7

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 1 – Nature of Business

Hylete, LLC (the “LLC”) was organized under the laws of the State of California on March 26, 2012. The LLC was formed to design, develop, and distribute premium performance apparel primarily direct to consumers through its own website, events, and affiliate marketing partners, as well as select third party ecommerce retailers. The LLC was converted to a C-Corporation effective January 2015.

Hylete, Inc. (the “Company”) was organized under the laws of the State of California in January 2015, upon conversion from the LLC. There was no change in operations as a result of the conversion. The original members’ capital contributions were converted into preferred and common stock.

Note 2 – Summary of Significant Accounting Policies

Managements' plans - Since inception the Company has relied upon debt and equity securities to fund operations. The Company expects to fund operations for the next year by increasing the existing credit facility by up to $1.0 million, and through the issuance of up to 6 million additional Class B Common shares.

Accounting estimates – The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair value of financial instruments – Accounting Standards Codification ("ASC") 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

Level 1

Observable inputs – unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2

Observable inputs – other than the quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

Level 3

Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable.

The Company’s financial instruments consist of cash, accounts receivable, vendor deposits, accounts payable, accrued expenses and current portion of capital lease obligations. The carrying value of these assets and liabilities is considered to be representative of their fair market value, due to the short maturity of these instruments. The carrying value of the long-term portions of the capital lease obligations and loan payable to stockholder represent fair value as the terms approximate those currently available for similar debt instruments.

F-8

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

The Company's preferred stock warrant liability is carried at fair value. The fair value of the Company’s preferred stock warrant liability has been measured under the Level 3 hierarchy (Note 8).

Cash and cash equivalents – Cash includes highly liquid short-term investments purchased with original maturities of ninety days or less.

Concentration of credit risk – Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable and cash. At various times throughout the period, the Company had cash deposits in a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. Management considers the risk of loss to be minimal due to the credit worthiness of the financial institution. Concentrations of risk with respect to receivables are limited due to the diversity of the Company’s customer base. Credit is extended based on an evaluation of the customer’s financial condition and collateral generally is not required.

Accounts receivable – The Company carries its accounts receivable at invoiced amounts less allowances for customer credits, doubtful accounts and other deductions. The Company does not accrue interest on its trade receivables. Management evaluates the ability to collect accounts receivable based on a combination of factors. Receivables are determined to be past due based on individual credit terms. A reserve for doubtful accounts is maintained based on the length of time receivables are past due, historical collections or the status of a customer’s financial position. The Company did not have a reserve recorded as of December 31, 2016 or December 31, 2015. Receivables are written off in the year deemed uncollectible after efforts to collect the receivables have proven unsuccessful. For the years ended December 31, 2016 and December 31, 2015, the Company wrote off approximately $5,000 and $4,000 of uncollectible accounts, respectively.

Inventory – Inventory is comprised of finished goods and is stated at the lower of cost, determined using the first-in, first-out method, or net realizable value.

Vendor deposits – Vendor deposits represent amounts paid in advance to the Company’s vendors for inventory purchases to be produced and received at a future date.

Property and equipment – Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of the assets, which range from 2 to 5 years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives, which is generally two years.

Impairment of long-lived assets – The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Intangible assets – The Company records its tradename and costs associated with defending its tradename as intangible assets with an indefinite life. The Company accounts for these intangible assets in accordance with Financial Accounting Standards Board (“FASB”) ASC 350, Goodwill and Other Intangible Assets. Accordingly, intangible assets with indefinite lives are not amortized, but rather are tested for impairment annually. Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds it fair value and is recorded as a reduction of the carrying value of the related asset and a charge to operating results. For the year ended December 31, 2015, the Company determined that there was no impairment. For the year ended December 31, 2016, the Company recognized an impairment of its legacy icon of approximately $167,000, which is presented within operating expenses on the statements of operations.

F-9

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Accounting for preferred stock - ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company. In addition, the Company has presented preferred stock outside of stockholders' deficit due to the potential redemption of the preferred stock being outside of the Company's control (Note 9).

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is amortized to the accumulated deficit, due to the absence of additional paid-in capital, over the period to redemption using the effective interest method of accounting. Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Warrants to purchase preferred stock - The Company accounts for freestanding warrants related to preferred shares that are redeemable in accordance with ASC 480, Distinguishing Liabilities from Equity. Under ASC 480, freestanding warrants to purchase shares of redeemable preferred stock are classified as liabilities on the balance sheet at fair value because the warrants may conditionally obligate us to transfer assets at some point in the future. The Company estimated the fair value of these warrants using the Black-Scholes option-pricing model. See Note 8 for additional information.

Revenue recognition – Revenues are recognized upon shipment of product and when title has been passed to customers. Revenue is recorded net of estimated returns, chargebacks, and markdowns based upon management’s estimates and the Company’s historical experience. The Company generally allows a 60 day right of return to its customers. The Company had a reserve for returns of approximately $61,000 and $14,000 recorded within accrued expenses as of December 31, 2016 and December 31, 2015, respectively.

Cost of sales - Cost of sales consists primarily of inventory and warranty costs.

Merchandise risk – The Company’s success is largely dependent upon its ability to gauge the fashion tastes of its targeted consumers and provide merchandise that satisfies consumer demand. Any inability to provide appropriate merchandise in sufficient quantities in a timely manner could have material adverse effect on the Company’s business, operating results and financial condition.

F-10

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Shipping and handling – The Company recognizes shipping and handling billed to customers as a component of net sales, and the cost of shipping and handling as a component of operating expenses. Total shipping and handling billed to customers as a component of net sales was approximately $481,000 and $275,000 for the years ended December 31, 2016 and December 31, 2015, respectively. Total shipping and handling costs included in operating expenses was approximately $668,000 and $726,000 for the years ended December 31, 2016 and December 31, 2015, respectively.

Advertising and promotion – Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2016 and December 31, 2015 amounted to approximately $672,000 and $186,000, respectively, which is included in selling and marketing expense.

Stock based compensation – The Company estimates the fair value of the stock warrants and options (Notes 11 and 12) using the Black-Scholes option pricing model. Key input assumptions used to estimate the fair value of stock warrants and options include the exercise price of the award, the expected term, the expected volatility of the Company’s stock over the expected term, the risk-free interest rate over the term, the Company expected annual dividend yield and forfeiture rate. The Company’s management believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of the Company’s stock warrants and options granted. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

Income taxes – The Company has elected to be taxed under the provisions of subchapter C of the Internal Revenue Code. Income taxes are therefore accounting for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized from future operations. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets (Note 13).

Uncertain tax positions – The Company accounts for uncertain tax provisions in accordance with ASC 740-10. ASC 740-10 prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as de-recognition, interest, penalties, and disclosures required. As of December 31, 2016 and December 31, 2015, the Company does not have any entity-level uncertain tax positions. The Company files U.S. federal and various state income tax returns, which are subject to examination by the taxing authorities for three to four years from filing of a tax return.

Sales tax – Taxes collected from the Company’s customers are and have been recorded on a net basis. This obligation is included in accrued expenses in the accompanying balance sheets until the taxes are remitted to the appropriate taxing authorities.

Basic (loss) per common share - Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company's common stock equivalents consist of common stock issuable upon the conversion of preferred stock, and exercise of options and warrants. As of December 31, 2016 and 2015, the effect of dilutive securities were anti-dilutive and thus aren't included.

F-11

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Recently issued accounting pronouncements – In 2014, the FASB issued Accounting Standards Update (“ASU”) 2014–09, Revenue from Contracts with Customers. Under ASU 2014–09, revenue is recognized when (or as) each performance obligation is satisfied by the entity, which is defined as when control of the underlying goods or services is transferred to the customer. The Company is still evaluating the impact of this pronouncement on its financial statements. The pronouncement is effective for the Company for annual periods beginning after December 15, 2018, and as such, it will not be applicable until December 31, 2019.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory (Topic 330). This standard requires that entities measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This standard does not apply to inventory measured using LIFO. ASU 2015-11 is effective for interim and annual reporting periods beginning after December 15, 2016, and is applied prospectively. The Company adopted the standard and there is no impact to the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application will be permitted for all entities. The Company is currently evaluating the effect of this accounting pronouncement.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the impact that the standard will have on the financial statements.

In August 2014, the FASB issued ASU 2014–15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014–15 defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014–15 is effective for annual periods ending after December 15, 2016. The Company adopted the standard and there is no impact to the financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (ASC Subtopic 835-30), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Amortization of debt issuance costs also shall be reported as interest expense. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015. The Company adopted the standard and the impact of the guidance has been reflected in the financial statements.

F-12

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Subsequent events – Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued.

The Company has evaluated subsequent events through August 16, 2017, which is the date the financial statements were available to be issued.

Note 3 – Property and Equipment

Property and equipment consisted of the following as of December 31,

	2016	2015

Website development	$224,925	$158,475
Auto	105,772	105,772
Leasehold improvements	79,598	73,169
Office furniture, fixtures and equipment	53,157	41,337
Retail fixtures	36,452	36,452
Computer hardware and software	31,032	22,678
	$530,936	$437,883

Accumulated Depreciation	(234,827)	(71,090)

	$296,109	$366,793

Depreciation and amortization expense related to property and equipment amounted to approximately $164,000 and $71,000 for the years ended December 31, 2016 and December 31, 2015, respectively.

Note 4 – Line of Credit

On December 23, 2015, the Company entered into a revolving line of credit agreement with a lender. The agreement allowed for a maximum availability of $1,500,000 and accrued interest annually at a rate equal to the Prime Rate plus 8.75% (12.25% at December 31, 2015). Advances were calculated based on the amount of eligible inventory, as defined in the agreement, and collections were to be paid into a collection account at a financial institution to be selected by the lender. The agreement also contained certain financial and non-financial covenants and was secured by substantially all of the Company's assets. All principal and accrued interest was paid in full during the year ended December 31, 2016 and the line of credit agreement was terminated. In connection with the termination, the Company paid a termination fee of approximately $54,000.

Note 5 – Convertible Debt

As of December 31, 2015, the Company had an outstanding convertible note payable balance of approximately $882,000, net of debt issuance costs of approximately $20,000. The debt accrued interest at 5% per annum and matured in June 2016. The note had two conversion options, mandatory and optional. These options were to be at the discretion of the Company. Mandatory conversion would take place upon the closing of Qualified Financing (net proceeds of at least $2,000,000) that occurred before the maturity date. At that time, the note (including all principal and unpaid interest) would automatically be converted into the number of shares equal to the sum of the outstanding principal balance under the note plus accrued and unpaid interest computed as of the date of conversion, divided by the lesser of: (A) eighty percent (80%) of the price per share of the equity securities sold in the Qualified Financing (rounded to the nearest whole share), and (B) the value of a share of the Company’s equity securities on a fully diluted basis at a pre-money enterprise valuation of the Company of $15,000,000. As both are contingent events, a beneficial conversion feature was not recorded upon issuance.

F-13

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Under the optional conversion, the debt would be converted into the number of shares by taking the total amount of all unpaid principal and interest and divided by the same price per share as the Company’s last round of financing. Under the optional conversion method in June 2016, approximately $928,000 of convertible debt principal, including accrued interest, was converted into 1,804,600 shares of Series A-2 Preferred Stock. The conversion price was that which had been paid by other Series A-2 shareholders.

Note 6 – Bridge Note Payable

On August 19, 2015, the Company received $200,000 under a Senior Bridge Note (the “Bridge Note”) agreement, with an initial maturity date of December 31, 2016. The Bridge Note holder is an investor and a member of the Company's board of directors. From August 19, 2015 through December 31, 2015, the Bridge Note accrued interest at 1% per month, paid on a monthly basis. No principal payments have been made on the Bridge Note through December 31, 2016. In November 2016, the Bridge Note maturity date was extended to December 31, 2017 and the accrued interest rate increased to 1.5% per month. In connection with the extension, the Company paid fees of $10,000 for which were recorded as a discount to the Bridge Note. The discount is being amortized using the straight-line method over the term of the Bridge Note. As of December 31, 2016, a discount of $8,571 remained and is expected to be expensed during the year ending December 31, 2017.

Note 7 – Loan Payable

On July 29, 2016, the Company entered into a senior credit agreement with a lender with principal due three years from the date of issuance. The lender has offered the Company up to $3,150,000, which accrues interest at a rate equal to 12.50% per annum, compounded monthly. The Company pays the interest on a monthly basis and, thus, does not have any interest accrued as of December 31, 2016 related to this agreement. The agreement contains certain affirmative covenants related to the timely delivery of financial information to the lender, as well as certain customary negative covenants. The agreement also includes a financial covenant related to the Company’s liquidity and requires a minimum cash balance of $250,000 to be maintained. As of December 31, 2016, the Company was in compliance with all financial and non-financial covenants. The senior credit agreement is secured by substantially all of the Company's assets and shareholder shares in which have been pledged as additional collateral.

In conjunction with the senior credit agreement, the Company issued 1,249,500 Series A-2 Preferred Stock warrants to the lender during the year ended December 31, 2016 (Note 11). As of December 31, 2016, the Company had outstanding borrowings of $3,150,000, netted against debt discounts of approximately $273,000 related to costs for obtaining the senior credit agreement, and approximately $625,000 related to the fair value of the Series A-2 Preferred Stock warrants. A total of approximately $125,000 has been amortized to interest expense in conjunction with these debt discounts.

F-14

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

The remaining debt issuance amortization will be expensed as interest expense over the remaining life of the related debt, which is as follows:

Year Ending December 31,

2017	$299,464
2018	299,464
2019	174,687

$773,615

Note 8 – Preferred Stock Warrant Liability

During the year ended December 31, 2016, the Company issued Series A-2 Preferred Stock warrants in conjunction with a debt agreement (Notes 7 and 11). The Series A-2 Preferred Stock is contingently redeemable and, accordingly, the related warrants have been presented as a liability in accordance with ASC 480. Warrants that are treated as a liability are measured to estimated fair value at each reporting period. The fair value of the preferred stock warrant liability was approximately $625,000 as of the year ended December 31, 2016.

The following table presents the financial instruments measured in the accompanying balance sheet at fair value, on a recurring basis, as of December 31, 2016, for each of the three levels of hierarchy established by ASC 820:

Year Ending December 31,	Fair Value	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3

Preferred Stock Warrant Liability	$625,191	$–	$–	$625,191

	$625,191	$–	$–	$625,191

Note 9 – Preferred Stock

At December 31, 2014, there were 7,682,500 Class A units outstanding. In conjunction with the Company’s conversion into a C-Corporation in January 2015, these units were converted into 1,712,200 units of Series A Preferred Stock and 5,970,300 units of Series A-1 Preferred Stock at a conversion price of $0.1917 and $0.3078, respectively. The terms of the Series A and Series A-1 were similar to those of the Class A units and thus modification and/or extinguishment accounting didn't apply.

During the year ended December 31, 2015, the Company entered into various Series A-2 Preferred Stock purchase agreements that authorized the sale and issuance of 2,916,900 shares of Series A-2 Preferred Stock at a purchase price of $0.5143 per share for total gross proceeds of $1,500,000.

In June 2016, approximately $928,000 of convertible debt principal, including accrued interest, was converted into 1,804,600 units of Series A-2 Preferred Stock (Note 5).

Conversion rights – Each share of preferred stock outstanding is convertible at any time, at the option of the holder, into the number of common stock shares that results from dividing the original issue price (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share) by the applicable conversion price in effect at the time of such conversion. The initial conversion price may be adjusted from time to time.

F-15

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Dividend rights – The holders of Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors, dividends in an amount equal to 12% of the original issue price (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share).

In the event of liquidation, cumulative preferred dividends accrue from the issuance date, whether or not such dividends are declared or paid. Preferred dividends accrue at 12% per annum. Accrued dividends accrete directly to retained earnings (or accumulated deficit). For the years ended December 31, 2016 and December 31, 2015, the Company recorded accretion of $484,892 and $439,920, respectively. No dividends have been declared or paid to date.

The Company shall not pay or declare any dividend, whether in cash or property, with respect to common stock until all dividends on the preferred stock have been paid or declared and set apart.

Liquidation rights – Upon a liquidating event, before any distribution or payment shall be made to the holders of any common stock, the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall, on an equal basis, be entitled to be paid out of the assets of the Company legally available for distribution, in an amount per share equal to the original issue price of such Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred stock plus all unpaid dividends on the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of preferred stock, then such assets shall be distributed among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled to.

After the payment of the full liquidation preference of the preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock in proportion to the number of shares of common stock held by each such holder.

Voting rights – The holders of preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted with the same voting rights and powers of common shareholders, except with respect to the election of directors.

Redemption rights – The holders of at least 75% of the then outstanding shares of preferred stock, voting together on an as-if-converted basis, may require the Company to redeem the preferred stock at any time on or after the fifth anniversary of the most recent issuance of convertible securities, currently January 13, 2020. The redemption date shall be at least 180 days after the date of such notice from preferred stock holders and shall be brought into effect from the Company by paying cash in exchange for the shares of preferred stock in a sum equal to the original issue price per share of the preferred stock (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share) plus unpaid dividends with respect to such shares, whether or not declared by the Board of Directors. Due to the potential redemption of the Series A, Series A-1 and Series A-2 being outside of the Company's control, the preferred stock has been presented outside of stockholders' deficit on the accompanying balance sheets.

Drag along rights – If the holders of at least 75% of the then outstanding common stock (collectively, the "Selling Founders") approve to sell units representing more than 50% of the then-outstanding units of the Company, then the Dragging Stockholders shall have the right to cause a “Drag-Along Sale” by the other Stockholders (the “Dragged Stockholders”) pursuant to the voting agreement. In the event of a drag-along sale, each Dragged Stockholder shall sell all of its units on the terms and conditions of the drag-along sale as determined by the Dragging Stockholders and other specified criteria as stated in the voting agreement.

F-16

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Summary of Preferred Stock Transactions

During the years ended December 31, 2016 and December 31, 2015, the Company amortized discounts on preferred stock to accumulated deficit of $46,439 and $47,164, respectively. The discounts were the result of placement fees paid in connection with the issuance of the preferred stock.

As of December 31, 2016, future annual accretion of preferred stock to the potential redemption value is as follows:

Year Ending December 31,

2017	$47,163
2018	47,163
2019	47,163
2020	1,757

$143,246

As of December 31, 2016, the future amount to be potentially redeemed on January 13, 2020 is as follows:

Series A	$567,923
Series A-1	3,162,036
Series A-2	3,730,804
$7,460,763

The amounts above include the accretion of the discount on preferred stock to the redemption amount as well as the future expected dividends to be recorded through the earliest redemption date of January 13, 2020.

Note 10 – Common Stock

As of December 31, 2014, there were 7,824,600 Class B units outstanding totaling $116,758. In conjunction with the Company’s conversion into a corporation during the year ended December 31, 2015, these units were converted into 7,824,600 shares of common stock totaling $116,758.

Note 11 – Stock Warrants

In 2014, the Company granted Class C membership unit awards to various members and employees. In conjunction with the Company’s conversion into a corporation during the year ended December 31, 2015, these unit awards were converted into 1,070,300 stock warrants and 1,023,400 non-qualified stock options (Note 12). The warrants have a weighted average exercise price of $0.3267 per share and expire ten years after issuance.

On March 6, 2015, the Company issued 58,100 stock warrants in connection with the Series A-2 Preferred Stock financing. The warrants have an exercise price of $0.5143 per share and expire ten years after issuance.

F-17

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

On July 29, 2016, August 3, 2016 and August 16, 2016, the Company issued 838,600; 112,000; and 298,900 Series A-2 Preferred Stock warrants, respectively, in connection with the loan payable (Note 7). The warrants have an exercise price of $0.0143 per share and expire ten years after issuance.

The Company calculated the estimated fair value of each stock warrant on the date of grant using the following assumptions for the years ended December 31,

	2016	2015
Expected life of warrants	3	10
Expected stock price volatility	42.00%	20.00%
Annual rate of quarterly dividends	0.00%	0.00%
Discount rate	0.79%-0.86%	1.00%

The following table summarizes warrant activity:

	Number of	Weighted Avg	Weighted Avg
	Warrants	Exercise Price	Remaining Years

Outstanding as December 31, 2014	–	$–	–

Units converted from Class C units	1,070,300	0.33	8.15

Granted	58,100	0.51	8.15

Outstanding as December 31, 2015	1,128,400	0.34	8.15

Granted	1,249,500	0.01	9.71

Outstanding as December 31, 2016	2,377,900	$0.17	8.97

Management determined that the fair market value of the stock warrants as of December 31, 2015 was approximately $14,000, which was recognized during the year then ended.

Management determined that the fair market value of the Series A-2 Preferred Stock warrants granted as of December 31, 2016 was approximately $625,000, which has been recorded as a liability as of December 31, 2016 (Note 8).

Note 12 – Stock Option Plan

The Company’s Equity Incentive Plan (the “Incentive Plan”), permits the grant of incentive and nonqualified stock options for up to 1,746,500 shares of common stock. As of December 31, 2016 and 2015, there were 662,900 and 1,253,700 shares, respectively, available for issuance under the Plan. Key employees, defined as employees, directors, non-employee directors and consultants, are eligible to be granted awards under the Plan. The Company believes that such awards promote the long-term success of the Company.

The 1,023,400 non-qualified stock options converted from prior awards (Note 10) vest 25% after six months of service and 25% after one year, with the remaining 50% monthly over the following year.

F-18

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

On August 20, 2015, the Company awarded 131,600 non-qualified stock options under the Incentive Plan. These non-qualified stock options vest 25% after one year of service and 75% over the following three years.

On October 13, 2016, the Company awarded 590,800 non-qualified stock options under the Incentive Plan. These non-qualified stock options are 100% vested upon the grant date.

The Company calculated the estimated fair value of each stock option on the date of grant using the following assumptions for the years ended December 31,

	2016	2015
Expected life of warrants	3	10
Expected stock price volatility	42.00%	20.00%
Annual rate of quarterly dividends	0.00%	0.00%
Discount rate	0.79%-0.86%	1.00%

The following table summarized option activity:

	Number of Options	Weighted Avg Exercise Price	Weighted Avg Remaining Years

Outstanding as December 31, 2014	–	$–	–

Units converted from Class C units	1,023,400	0.31	8.15

Granted	131,600	0.51	8.28

Outstanding as December 31, 2015	1,155,000	0.33	8.17

Units forfeited	(19,600)	0.51	8.28

Granted	590,800	0.02	9.93

Outstanding as December 31, 2016	1,726,200	$0.22	8.77

During the years ended December 31, 2016 and December 31, 2015, the Company recognized approximately $7,000 and $1,000, respectively, of stock compensation expense related to stock options.

As of December 31, 2016, total unrecognized stock-based compensation cost related to unvested stock options was approximately $1,000.

Note 13 – Retirement Plan

The Company has a 401(k) Plan (the “Plan”) covering employees who meet eligibility requirements. Employees are eligible to contribute any amount of their earnings, up to the annual federal maximum allowed by law. The employer contributions to the 401(k) plan are determined on a yearly basis at the discretion of Management. The Company contributed approximately $42,000 and $35,000 to the Plan during the years ended December 31, 2016 and December 31, 2015, respectively.

F-19

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 14 – Major Suppliers and Customers

For the year ended December 31, 2016, purchases from three suppliers represented approximately 45% of total vendor purchases. As of December 31, 2016, approximately $229,000, or 48% of accounts payable, was due to these suppliers. For the year ended December 31, 2015, purchases from two suppliers represented approximately 34% of total vendor purchases. As of December 31, 2015, approximately $776,000 or 74% of accounts payable, was due to these suppliers.

The Company is not subject to customer concentration as a majority of its revenue is derived from website sales (direct-to-consumer).

Note 15 – Income Taxes

The Company's current tax liability consists of minimum amounts payable of $800 to the state of California. and are included within general and administrative expense on the statements of operations.

The Company’s net deferred tax assets at December 31, 2016 and December 31, 2015 is approximately $1,777,000 and $881,000, respectively, which primarily consists of net operating loss carry forwards and various accruals. As of December 31, 2016 and December 31, 2015, the Company provided a 100% valuation allowance against the net deferred tax assets, which Management could not determine, would more likely than not be realized. During the years ended December 31, 2016 and December 31, 2015, the Company valuation allowance increased by approximately $896,000 and $881,000, respectively.

At December 31, 2016, the Company had federal net operating loss carry forwards of approximately $3,678,000, and state net operating loss carry forwards of $3,575,000. The Federal and California net operating losses expire on various dates through 2036.

The difference between the effective tax rate and the stated tax rate is primarily due to a full valuation allowance on the net deferred tax assets.

Federal income tax laws limit a company’s ability to utilize certain net operating loss carry forwards in the event of a cumulative change in ownership in excess of 50%, as defined under Internal Revenue Code Section 382. The Company has completed numerous financing transactions that have resulted in changes in the Company’s ownership structure. The utilization of net operating loss and tax credit carry forwards may be limited due to these ownership changes.

Note 16 – Commitments and Contingencies

Operating leases – The Company leases their office facility for a monthly rent of approximately $9,000 and retail showroom for approximately $3,000. Total rent expense related to these leases for the years ended December 31, 2016 and December 31, 2015 totaled approximately $147,000 and $138,000, respectively. Both the retail lease and the office facility lease expired on March 31, 2017. The office facility lease was renewed through March 31, 2018 (Note 17).

There is approximately $40,000 of minimum future lease payments due in 2017 for the above operating leases as of December 31, 2016.

Capital leases – In April and August 2015, the Company entered into two leases for vehicles. The leases were considered to be capital leases, thus $78,156 representing the cost of vehicles, was recorded as an asset. The leases are payable in monthly payments ranging from $958 to $988, and have imputed interest rates ranging from 8.99% to 9.79%, and are secured by the equipment being leased. The leases expire at dates ranging from March 2019 to July 2019. As of December 31, 2016 and 2015, the balance outstanding was $50,637 and $65,834, respectively.

F-20

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Contingencies – As a manufacturer of consumer products, the Company has exposure to California Proposition 65, which regulates substances officially listed by California as causing cancer, birth defects, or other reproductive harm. The regulatory arm of Proposition 65 that relates to the Company prohibits businesses from knowingly exposing individuals to listed substances without providing a clear and reasonable warning. All Companies in California are subject to potential claims based on the content of their products sold. The Company is not currently subject to litigation matters related to the proposition. While there is currently not an accrual recorded for this potential contingency, in the opinion of management, the amount of ultimate loss with respect to these actions will not materially affect the financial position or results of operations of the Company.

The apparel industry is subject to laws and regulations of federal, state and local governments. Management believes that the Company is in compliance with these laws. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future review and interpretation, as well as regulatory actions unknown or asserted at this time.

From time to time, the Company is involved in a variety of legal matters that arise in the normal course of business. Based on information available, the Company evaluates the likelihood of potential outcomes. The Company records the appropriate liability when the amount is deemed probable and reasonably estimable. No allowance for loss or settlement has been recorded at December 31, 2016 and December 31, 2015. In addition, the Company does not accrue for estimated legal fees and other directly related costs as they are expensed as incurred.

Note 17 – Subsequent Events

On January 31, 2017, the Company participated in a 1-for-700 forward stock split. The financial statements have been retroactively restated to reflect this forward stock split.

On March 1, 2017, the Company extended the lease term for its office facility. The future minimum payments for the extended term are approximately $87,000 and $30,000 for the years ended December 31, 2017 and December 31, 2018, respectively.

On January 31, 2017, the Company filed its Third Amended and Restated Articles of Incorporation to create and authorize 6 million shares of a new class of non-voting common stock called Class B Common.

Between March 1, 2017 and May 31, 2017, the Company sold 1,000,000 shares of Class B Common stock equity through a Regulation CF offering. Gross proceeds from the raise was approximately $1,000,000.

On July 28, 2017, the Company extended its existing senior credit facility by $1,000,000 under principally the same terms and conditions of the initial agreement.

On August 7, 2017, the Company amended its Third Amended and Restated Articles of Incorporation to authorize an additional 412,620 shares of Series A-2 Preferred stock.

F-21

HYLETE, INC.

BALANCE SHEETS

AS OF JUNE 30, 2017 (UNAUDITED) AND DECEMBER 31, 2016 (AUDITED)

	June 30, 2017	December 31, 2016

ASSETS

Current Assets:
Cash and cash equivalents	$1,105,593	$1,175,019
Accounts receivable	27,937	101,105
Inventory	1,274,242	1,523,943
Vendor deposits	149,146	177,304
Other current assets	53,792	56,735
Total current assets	2,610,710	3,034,107

Non-Current Assets:
Property & equipment, net	352,870	296,109
Intangible assets	107,668	99,271
Other non-current assets	–	11,350
Total non-current assets	460,538	406,731

TOTAL ASSETS	$3,071,248	$3,440,838

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	320,058	477,360
Accrued expenses	520,294	387,765
Bridge note, net of issuance costs	195,714	191,429
Capital lease obligations, current portion	20,579	19,689
Total current liabilities	1,056,645	1,076,242

Non-Current Liabilities:
Capital lease obligations, net of current	20,431	30,948
Loan payable, net of debt issuance costs	2,526,117	2,376,385
Preferred stock warrant liability	625,191	625,191
Total non-current liabilities	3,171,740	3,032,525

Total liabilities	4,228,385	4,108,767

Preferred Stock:
Series A preferred stock, no par value, 1,712,200 total shares authorized, 1,712,200 issued and outstanding at December 31, 2016 and June 30, 2017 (liquidation preference of $466,064 as of June 30, 2017)	449,314	380,480
Series A-1 preferred stock, no par value, 5,970,300 total shares authorized, 5,970,300 issued and outstanding at December 31, 2016 and June 30, 2017 (liquidation preference of $2,591,757 as of June 30, 2017)	2,533,354	2,168,569
Series A-2 preferred stock, no par value, 5,971,000 total shares authorized, 4,721,500 issued and outstanding at December 31, 2016 and June 30, 2017 (liquidation preference of $2,980,205 as of June 30, 2017)	2,935,786	3,068,655
Total preferred stock	5,918,454	5,617,704

Stockholders' Deficit:
Class A Common Stock, no par value, 30,000,000 shares authorized, 7,824,600 issued and outstanding at December 31, 2016 and June 30, 2017	116,758	116,758
Class B Common Stock, no par value, 6,000,000 shares authorized, 1,000,000 issued and outstanding at June 30, 2017	764,130	–
Accumulated deficit	(7,956,480)	(6,402,392)
Total stockholders' equity (deficit)	(7,075,591)	(6,285,634)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$3,071,247	$3,440,838

See Accompanying Notes to Financial Statements

F-22

HYLETE, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2017 AND 2016

	June 30, 2017	June 30, 2016

	Amount	Amount

Net Sales	$3,965,211	$3,022,427

Cost of Sales	1,845,265	1,461,890

Gross Profit	2,119,946	1,560,536

Operating Expenses:
Selling and marketing	1,222,047	934,234
General and administrative	1,179,819	866,462
Shipping and distribution	575,467	505,906
Intangible asset impairment	–	–
Total Operating Expenses	2,977,333	2,306,603

Loss from Operations	(857,387)	(746,066)

Interest Expense	395,951	118,687

Net Loss	$(1,253,338)	$(864,753)

Basic and diluted loss per common share	$(0.14)	$(0.11)

Weighted average shares - basic and diluted	8,824,600	7,824,600

See Accompanying Notes to Financial Statements

F-23

HYLETE, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE PERIODS ENDED JUNE 30, 2017 (UNAUDITED) AND
DECEMBER 31, 2016 AND 2015 (AUDITED)

	Common Stock		Additional Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2015	7,824,600	116,758	–	(3,783,990)	(3,667,232)

Net Loss	–	–	–	(2,093,802)	(2,093,802)

Dividend accretion of Preferred Stock	–	–	(7,456)	(477,436)	(484,892)
Amortization of issuance costs on Preferred Stock	–	–	–	(47,164)	(47,164)
Stock-based compensation	–	–	7,456	–	7,456

Balance as of December 31, 2016	7,824,600	$116,758	$–	$(6,402,392)	$(6,285,634)

Net Loss	–	–	–	(1,253,338)	(1,253,338)

Issuance of Class B Common stock	–	–	–	764,130	764,130
Dividend accretion of Preferred Stock	–	–	–	(277,078)	(277,078)
Amortization of issuance costs on Preferred Stock	–	–	–	(23,672)	(23,672)

Balance as of June 30, 2017	7,824,600	$116,758	$–	$(7,192,350)	$(7,075,591)

See Accompanying Notes to Financial Statements.

F-24

HYLETE, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2017 AND 2016

	June 30, 2017	June 30, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,253,338)	$(864,753)
Adjustments:
Depreciation & amortization	97,477	79,912
Amortization of debt discount	149,732	39,477
Changes in:
Accounts receivable	73,168	36,929
Inventory	249,702	899,311
Vendor deposits	28,157	3,939
Prepaid expenses	2,943	46,370
Other non current assets	11,350	–
Accounts payable	(157,302)	(334,432)
Accrued expenses	132,529	62,735
Other	–	(97)
Net Cash from Operating Activities	(665,582)	(30,611)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property & equipment	(154,237)	(2,328)
Purchases of intangible assets	(8,397)	(50,802)
Net Cash from Investing Activities	(162,634)	(53,130)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings/(payments) on line of credit	–	(402,034)
Net borrowings/(payments) on capital leases	(9,627)	(5,813)
Proceeds from the issuance of Class B Common stock	764,130	–
Financing costs related to bridge note	4,286	–
Net Cash from Financing Activities	758,789	(407,847)

NET INCREASE/(DECREASE) IN CASH & EQUIVALENTS	(69,427)	(491,588)

CASH & CASH EQUIVALENTS, beginning of year	1,175,019	671,617

CASH & CASH EQUIVALENTS, end of year	$1,105,593	$180,029

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES

Issuance of Series A-2 Preferred Stock Warrant Liability	$–	$625,191
Accretion of Preferred Stock Dividends	$277,078	$484,892
Accretion of Preferred Stock Discount	$23,672	$–

See Accompanying Notes to Financial Statements.

F-25

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30, 2017

Note 1 – Nature of Business

Hylete, LLC (the “LLC”) was organized under the laws of the State of California on March 26, 2012. The LLC was formed to design, develop, and distribute premium performance apparel primarily direct to consumers through its own website, events, and affiliate marketing partners, as well as select third party ecommerce retailers. The LLC was converted to a C-Corporation effective January 2015.

Hylete, Inc. (the “Company”) was organized under the laws of the State of California in January 2015, upon conversion from the LLC. There was no change in operations as a result of the conversion. The original members’ capital contributions were converted into preferred and common stock.

Note 2 – Summary of Significant Accounting Policies

Basis for Presentation - These unaudited financial statements of Hylete, Inc. have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP") for interim consolidated financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.  In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015. The results of operations for the six months ended June 30, 2017 and 2016 are not necessarily indicative of the results that may be expected for the full year.

Managements' plans - Since inception the Company has relied upon debt and equity securities to fund operations. The Company expects to fund operations for the next year by increasing the existing credit facility by up to $1.0 million, and through the issuance of up to 6 million Class B Common shares.

Accounting estimates – The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair value of financial instruments – Accounting Standards Codification ("ASC") 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

Level 1

Observable inputs – unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2

Observable inputs – other than the quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

Level 3

Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable.

F-26

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30, 2017

The Company’s financial instruments consist of cash, accounts receivable, vendor deposits, accounts payable, accrued expenses and current portion of capital lease obligations. The carrying value of these assets and liabilities is considered to be representative of their fair market value, due to the short maturity of these instruments. The carrying value of the long-term portions of the capital lease obligations and loan payable to stockholder represent fair value as the terms approximate those currently available for similar debt instruments.

Revenue recognition – Revenues are recognized upon shipment of product and when title has been passed to customers. Revenue is recorded net of estimated returns, chargebacks, and markdowns based upon management’s estimates and the Company’s historical experience. The Company generally allows a 60 day right of return to its customers. The Company had a reserve for returns of approximately $34,000 and $15,000 recorded within accrued expenses as of June 30, 2017 and 2016, respectively.

Cost of sales - Cost of sales consists primarily of inventory and warranty costs.

Shipping and handling – The Company recognizes shipping and handling billed to customers as a component of net sales, and the cost of shipping and handling as a component of operating expenses. Total shipping and handling billed to customers as a component of net sales was approximately $319,000 and $212,000 for the periods ended June 30, 2017 and June 30, 2016, respectively. Total shipping and handling costs included in operating expenses was approximately $339,000 and $272,000 for the periods ended June 30, 2017 and June 30, 2016, respectively.

Advertising and promotion – Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the periods ended June 30, 2017 and June 30, 2016 amounted to approximately $488,000 and $218,000, respectively, which is included in selling and marketing expense.

Sales tax – Taxes collected from the Company’s customers are and have been recorded on a net basis. This obligation is included in accrued expenses in the accompanying balance sheets until the taxes are remitted to the appropriate taxing authorities.

Basic (loss) per common share - Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company's common stock equivalents consist of common stock issuable upon the conversion of preferred stock, and exercise of options and warrants. As of June 30, 2017 and June 30, 2016, the effect of dilutive securities were anti-dilutive and thus aren't included.

Subsequent events – Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued.

The Company has evaluated subsequent events through August 31, 2017, which is the date the financial statements were available to be issued.

F-27

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30, 2017

Note 3 – Property and Equipment

Property and equipment consisted of the following as of:

	June 30, 2017	December 31, 2016
Website development	$372,975	$224,925
Auto	105,772	105,772
Leasehold improvements	79,598	79,598
Office furniture, fixtures and equipment	53,157	53,157
Retail fixtures	36,452	36,452
Computer hardware and software	37,221	31,033
	$685,173	$530,936
Accumulated Depreciation	(332,303)	(234,827)
	$352,870	$296,109

Depreciation and amortization expense related to property and equipment amounted to approximately $98,000 and $80,000 for the periods ended June 30, 2017 and June 30, 2016, respectively.

Note 4 – Line of Credit

On December 23, 2015, the Company entered into a revolving line of credit agreement with a lender. The agreement allowed for a maximum availability of $1,500,000 and accrued interest annually at a rate equal to the Prime Rate plus 8.75% (12.25% at December 31, 2015). Advances were calculated based on the amount of eligible inventory, as defined in the agreement, and collections were to be paid into a collection account at a financial institution to be selected by the lender. The agreement also contained certain financial and non-financial covenants and was secured by substantially all of the Company's assets. All principal and accrued interest was paid in full during the year ended December 31, 2016 and the line of credit agreement was terminated. In connection with the termination, the Company paid a termination fee of approximately $54,000.

Note 5 – Convertible Debt

As of December 31, 2015, the Company had an outstanding convertible note payable balance of approximately $882,000, net of debt issuance costs of approximately $20,000. The debt accrued interest at 5% per annum and matured in June 2016. The note had two conversion options, mandatory and optional. These options were to be at the discretion of the Company. Mandatory conversion would take place upon the closing of Qualified Financing (net proceeds of at least $2,000,000) that occured before the maturity date. At that time, the note (including all principal and unpaid interest) would automatically be converted into the number of shares equal to the sum of the outstanding principal balance under the note plus accrued and unpaid interest computed as of the date of conversion, divided by the lesser of: (A) eighty percent (80%) of the price per share of the equity securities sold in the Qualified Financing (rounded to the nearest whole share), and (B) the value of a share of the Company’s equity securities on a fully diluted basis at a pre-money enterprise valuation of the Company of $15,000,000. As both are contingent events, a beneficial conversion feature was not recorded upon issuance.

Under the optional conversion, the debt would be converted into the number of shares by taking the total amount of all unpaid principal and interest and divided by the same price per share as the Company’s last round of financing. Under the optional conversion method in June 2016, approximately $928,000 of convertible debt principal, including accrued interest, was converted into 1,804,600 shares of Series A-2 Preferred Stock. The conversion price was that which had been paid by other Series A-2 shareholders.

F-28

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30, 2017

Note 6 – Bridge Note Payable

On August 19, 2015, the Company received $200,000 under a Senior Bridge Note (the “Bridge Note”) agreement, with an initial maturity date of December 31, 2016. The Bridge Note holder is an investor and a member of the Company's board of directors. From August 19, 2015 through December 31, 2015, the Bridge Note accrued interest at 1% per month, paid on a monthly basis. In November 2016, the Bridge Note maturity date was extended to December 31, 2017 and the accrued interest rate increased to 1.5% per month. In connection with the extension, the Company paid fees of $10,000 for which were recorded as a discount to the Bridge Note. The discount is being amortized using the straight-line method over the term of the Bridge Note. No principal payments have been made on the Bridge Note through June 30, 2017.

Note 7 – Loan Payable

On July 29, 2016, the Company entered into a senior credit agreement with a lender with principal due three years from the date of issuance. The lender has offered the Company up to $3,150,000, which accrues interest at a rate equal to 12.50% per annum, compounded monthly. The Company pays the interest on a monthly basis and, thus, does not have any interest accrued as of June 30, 2017 related to this agreement. The agreement contains certain affirmative covenants related to the timely delivery of financial information to the lender, as well as certain customary negative covenants. The agreement also includes a financial covenant related to the Company’s liquidity and requires a minimum cash balance of $250,000 to be maintained. As of June 30, 2017, the Company was in compliance with all financial and non-financial covenants. The senior credit agreement is secured by substantially all of the Company's assets and shareholder shares in which have been pledged as additional collateral.

Note 8 – Preferred Stock Warrant Liability

During the year ended December 31, 2016, the Company issued Series A-2 Preferred Stock warrants in conjunction with a debt agreement (Notes 7 and 11). The Series A-2 Preferred Stock is contingently redeemable and, accordingly, the related warrants have been presented as a liability in accordance with ASC 480. Warrants that are treated as a liability are measured to estimated fair value at each reporting period. The fair value of the preferred stock warrant liability has been measured under the Level 3 hierarchy, and was approximately $625,000 as of the year ended December 31, 2016.

Note 9 – Preferred Stock

At December 31, 2014, there were 7,682,500 Class A units outstanding. In conjunction with the Company’s conversion into a C-Corporation in January 2015, these units were converted into 1,712,200 shares of Series A Preferred Stock and 5,970,300 shares of Series A-1 Preferred Stock at a conversion price of $0.1917 and $0.3078, respectively. The terms of the Series A and Series A-1 were similar to those of the Class A units and thus modification and/or extinguishment accounting didn't apply.

During the year ended December 31, 2015, the Company entered into various Series A-2 Preferred Stock purchase agreements that authorized the sale and issuance of 2,916,900 shares of Series A-2 Preferred Stock at a purchase price of $0.5143 per share for total gross proceeds of $1,500,000.

In June 2016, approximately $928,000 of convertible debt principal, including accrued interest, was converted into 1,804,600 shares of Series A-2 Preferred Stock (Note 5).

F-29

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30, 2017

Conversion rights – Each share of preferred stock outstanding is convertible at any time, at the option of the holder, into the number of common stock shares that results from dividing the original issue price (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share) by the applicable conversion price in effect at the time of such conversion. The initial conversion price may be adjusted from time to time.

Dividend rights – The holders of Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors, dividends in an amount equal to 12% of the original issue price (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share).

In the event of liquidation, cumulative preferred dividends accrue from the issuance date, whether or not such dividends are declared or paid. Preferred dividends accrue at 12% per annum. Accrued dividends accrete directly to retained earnings (or accumulated deficit). For the periods ended June 30, 2017 and December 31, 2016, the Company recorded accretion of $277,078 and $484,892, respectively. No dividends have been declared or paid to date.

The company shall not pay or declare any dividend, whether in cash or property, with respect to common stock until all dividends on the preferred stock have been paid or declared and set apart.

Liquidation rights – Upon a liquidating event, before any distribution or payment shall be made to the holders of any common stock, the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall, on an equal basis, be entitled to be paid out of the assets of the Company legally available for distribution, in an amount per share equal to the original issue price of such Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred stock plus all unpaid dividends on the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of preferred stock, then such assets shall be distributed among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled to.

After the payment of the full liquidation preference of the preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock in proportion to the number of shares of common stock held by each such holder.

Voting rights – The holders of preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted with the same voting rights and powers of common shareholders, except with respect to the election of directors.

Redemption rights – The holders of at least 75% of the then outstanding shares of preferred stock, voting together on an as-if-converted basis, may require the Company to redeem the preferred stock at any time on or after the fifth anniversary of the most recent issuance of convertible securities, currently January 13, 2020. The redemption date shall be at least 180 days after the date of such notice from preferred stock holders and shall be brought into effect from the Company by paying cash in exchange for the shares of preferred stock in a sum equal to the original issue price per share of the preferred stock (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share) plus unpaid dividends with respect to such shares, whether or not declared by the Board of Directors. Due to the potential redemption of the Series A, Series A-1 and Series A-2 being outside of the Company's control, the preferred stock has been presented outside of stockholders' deficit on the accompanying balance sheets.

Drag along rights – If the holders of at least 75% of the then outstanding common stock (collectively, the "Selling Founders") approve to sell shares representing more than 50% of the then-outstanding shares of the Company, then the Dragging Stockholders shall have the right to cause a “Drag-Along Sale” by the other Stockholders (the “Dragged Stockholders”) pursuant to the voting agreement. In the event of a drag-along sale, each Dragged Stockholder shall sell all of its shares on the terms and conditions of the drag-along sale as determined by the Dragging Stockholders and other specified criteria as stated in the voting agreement.

F-30

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30, 2017

Summary of Preferred Stock Transactions

During the periods ended June 30, 2017 and December 31, 2016, the Company amortized discounts on preferred stock to accumulated deficit of $23,672 and $46,439, respectively. The discounts were the result of placement fees paid in connection with the issuance of the preferred stock.

Note 10 – Common Stock

On January 31, 2017, the Company filed its Third Amended and Restated Articles of Incorporation to create and authorize 6 million shares of a new class of non-voting common stock called Class B Common.

During the period ended June 30, 2017, the Company authorized the sale and issuance of 1,000,000 shares of Class B Common Stock at a purchase price of $1.00 per share for total gross proceeds of $1,000,000.

Note 11 – Stock Warrants

In 2016, the Company issued 1,249,500 Series A-2 Preferred Stock warrants in connection with the loan payable (Note 7). The warrants have an exercise price of $0.0143 per share and expire ten years after issuance.

Management determined that the fair market value of the Series A-2 Preferred Stock warrants granted as of December 31, 2016 was approximately $625,000, which has been recorded as a liability as of December 31, 2016 (Note 8).

Note 12 – Stock Option Plan

The Company’s Equity Incentive Plan (the “Incentive Plan”), permits the grant of incentive and nonqualified stock options for up to 1,746,500 shares of common stock. As of June 30, 2017, there were 662,900 shares available for issuance under the Plan. Key employees, defined as employees, directors, non-employee directors and consultants, are eligible to be granted awards under the Plan. The Company believes that such awards promote the long-term success of the Company.

Note 13 – Retirement Plan

The Company has a 401(k) Plan (the “Plan”) covering employees who meet eligibility requirements. Employees are eligible to contribute any amount of their earnings, up to the annual federal maximum allowed by law. The employer contributions to the 401(k) plan are determined on a yearly basis at the discretion of Management.

Note 14 – Major Suppliers and Customers

For the periods ended June 30, 2017 and December 31, 2016, purchases from two suppliers represented approximately 32% and 45%, respectively, of total supplier purchases. As of June 30, 2017, approximately $42,000, or 13% of accounts payable, was due to these suppliers. As of December 31, 2016, approximately $229,000, or 48% of accounts payable, was due to these suppliers.

The Company is not subject to customer concentration as a majority of its revenue is derived from website sales (direct-to-consumer).

Note 15 – Subsequent Events

On July 28, 2017, the Company extended its existing senior credit facility by $1,000,000 under principally the same terms and conditions of the initial agreement.

On August 7, 2017, the Company amended its Third Amended and Restated Articles of Incorporation to authorize an additional 412,620 shares of Series A-2 Preferred stock.

F-31

PART III

INDEX TO EXHIBITS

2.1	Third Amended and Restated Articles of Incorporation, as amended (1)
2.2	Bylaws (2)
3.1	Form of Bond
3.2	Investor Rights Agreement dated as of July 16, 2015 (3)
3.3	Voting Agreement dated as of July 16, 2015 (4)
3.3	Right of First Refusal and Co-Sale Agreement dated as of July 16, 2015, as amended June 14, 2017 (5)
4	Form of Bond Purchase Agreement
6.1	First Amended and Restated Senior Credit Agreement, dated July 28, 2017 between Hylete, Inc., certain stockholders of Hylete, Inc., Black Oak-Hylete-Senior-Debt, LLC and bocm3-Hylete-Senior Debt, LLC. (6)
6.2	Master Services Agreement with WealthForge Securities, LLC
6.3	Regulation A addendum to Master Services Agreement with WealthForge Securities, LLC
6.4	Promissory Note – Bridge Note, dated August 19, 2015, of Hylete, Inc., as Maker, to Bypass Trust Share of Chung Family Trust, as Payee, as amended (7)
6.5	Employment Agreement dated July 29, 2016 between HYLETE and Ronald Wilson (8)
6.6	Employment Agreement dated July 29, 2016 between HYLETE and Matthew Paulson (9)
6.7	HYLETE 2015 Equity Incentive Plan (10)
6.8	Lease between Solana Partners, L.P. and Hylete, Inc., dated March 21, 2013, as amended on March 1, 2017 (11)
8	Form of Escrow Agreement
11	Auditor’s Consent
12	Opinion of CrowdCheck Law LLP*

_______________

* To be filed

(1) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0201.htm

(2) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0202.htm

(3) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0301.htm

(4) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0302.htm

(5) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0303.htm

(6) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0601.htm

(7) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0603.htm

(8) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0604.htm

(9) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0605.htm

(10) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0607.htm

(11) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002593/hylete_1aa2-ex0608.htm

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on March 12, 2018.

HYLETE, INC.

By    /s/ Ronald Wilson

Ronald Wilson, Chief Executive Officer

HYLETE, Inc.

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Ronald Wilson

Ronald Wilson, Chief Executive Officer, principal financial officer, principal accounting officer, Director

Date:       March 12, 2018

/s/ Matthew Paulson

Matthew Paulson, Director

Date:        March 12, 2018

/s/ James Caccavo

James Caccavo, Director

Date:        March 12, 2018

/s/ Kevin Park

Kevin Park, Director

Date:        March 12, 2018

/s/ Darren Yager

Darren Yager, Director

Date:       March 12, 2018